Filed pursuant to Rule 424(b)(3)

File Number 333-180733

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated June 8, 2012)

American Superconductor Corporation

10,262,311

Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 8, 2012, previously supplemented on June 26, 2012 and July 27, 2012, relating to the resale of up to 10,262,311 shares of our Common Stock to be offered by the selling stockholder.

This prospectus supplement incorporates into our prospectus the information contained in our attached Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 3, 2012.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 3, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended: June 30, 2012

☐	Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                    to                     .

Commission File Number: 0-19672

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	04-2959321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

64 Jackson Road, Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

(978) 842-3000

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Shares outstanding of the Registrant’s common stock:

Common Stock, par value $0.01 per share	52,631,649
Class	Outstanding as of July 27, 2012

AMERICAN SUPERCONDUCTOR CORPORATION

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AMERICAN SUPERCONDUCTOR CORPORATION

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$60,487	$46,279
Marketable securities	5,209	5,304
Accounts receivable, net	13,558	18,999
Inventory	28,699	29,256
Prepaid expenses and other current assets	30,261	31,444
Restricted cash	16,684	12,086
Deferred tax assets	203	203

Total current assets	155,101	143,571
Property, plant and equipment, net	87,676	90,828
Intangibles, net	3,455	3,772
Restricted cash	4,767	2,540
Deferred tax assets	3,129	3,129
Other assets	10,050	11,216

Total assets	$264,178	$255,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$30,850	$37,582
Note payable, curent portion, net of discount of $707 as of June 30, 2012	2,370	—
Current portion of convertible note, net of discount of $7,055 as of June 30, 2012	1,278	—
Derivative liability	13,565	—
Adverse purchase commitments	17,516	25,894
Deferred revenue	15,390	19,718
Deferred tax liabilities	3,129	3,129

Total current liabilities	84,098	86,323
Note Payable, net of current portion and discount of $392 as of June 30, 2012	6,531	—
Convertible note net of current portion and discount of $3,282 as of June 30, 2012	13,385	—
Deferred revenue	1,681	1,558
Deferred tax liabilities	203	203
Other liabilities	1,865	2,093

Total liabilities	107,763	90,177

Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock	522	520
Additional paid-in capital	899,612	896,603
Treasury stock	(307)	(271)
Accumulated other comprehensive income	863	2,027
Accumulated deficit	(744,275)	(734,000)

Total stockholders’ equity	156,415	164,879

Total liabilities and stockholders’ equity	$264,178	$255,056

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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AMERICAN SUPERCONDUCTOR CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended June 30,
	2012	2011
Revenues	$28,716	$9,058

Cost and operating expenses:
Cost of revenues	16,926	16,955
Research and development	3,910	8,136
Selling, general and administrative	13,799	21,990
Restructuring and impairments	128	—
Amortization of acquisition related intangibles	81	304

Total cost and operating expenses	34,844	47,385

Operating loss	(6,128)	(38,327)
Change in fair value of derivatives and warrants	(2,388)	—
Interest (expense) income, net	(2,718)	241
Other income, net	123	566

Loss before income tax expense	(11,111)	(37,520)
Income tax (benefit) expense	(836)	159

Net loss	$(10,275)	$(37,679)

Net loss per common share
Basic	$(0.20)	$(0.74)

Diluted	$(0.20)	$(0.74)

Weighted average number of common shares outstanding
Basic	51,191	50,709

Diluted	51,191	50,709

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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AMERICAN SUPERCONDUCTOR CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

	Three months ended June 30,
	2012	2011
Net loss	$(10,275)	$(37,679)
Other comprehensive (loss) income, net of tax:
Foreign currency translation (losses) gains	(1,168)	1,134
Unrealized gains on investments	4	10

Total other comprehensive income (loss), net of tax	(1,164)	1,144

Comprehensive loss	$(11,439)	$(36,535)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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AMERICAN SUPERCONDUCTOR CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(10,275)	$(37,679)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operations:
Depreciation and amortization	3,344	3,242
Stock-based compensation expense	1,994	3,466
Restructuring charges, net of payments	(39)	—
Provision for excess and obsolete inventory	250	413
Adverse purchase commitment losses (recoveries), net	(7,301)	1,071
Loss on minority interest investments	812	—
Change in fair value of derivatives and warrants	2,388
Non-cash interest expense	2,282
Other non-cash items	200	827
Changes in operating asset and liability accounts:
Accounts receivable	4,132	670
Inventory	136	(5,324)
Prepaid expenses and other current assets	848	(7,812)
Accounts payable and accrued expenses	(6,449)	(19,732)
Deferred revenue	(3,913)	3,084

Net cash (used in) operating activities	(11,591)	(57,774)

Cash flows from investing activities:
Purchase of property, plant and equipment	(88)	(4,498)
Proceeds from the maturity of marketable securities	100	90,800
Increase in restricted cash	(6,858)	(3,763)
Purchase of intangible assets	—	(240)
Purchase of minority investments	—	(1,800)
Advanced payment for planned acquisition	—	(20,551)
Change in other assets	—	(195)

Net cash (used in) provided by investing activities	(6,846)	59,753

Cash flows from financing activities:
Employee taxes paid related to net settlement of equity awards	(36)	(271)
Proceeds from the issuance of debt, net of expenses	32,961	4,626
Proceeds from exercise of employee stock options and ESPP	—	21

Net cash provided by financing activities	32,925	4,376

Effect of exchange rate changes on cash and cash equivalents	(280)	747

Net increase in cash and cash equivalents	14,208	7,102
Cash and cash equivalents at beginning of period	46,279	123,783

Cash and cash equivalents at end of period	$60,487	$130,885

Supplemental schedule of cash flow information:
Cash paid for income taxes, net of refunds	$(828)	$12,485
Issuance of common stock to settle liabilities	1,016	205

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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AMERICAN SUPERCONDUCTOR CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of the Business and Basis of Presentation

American Superconductor Corporation (the “Company” or “AMSC”) was founded on April 9, 1987. The Company is a leading provider of megawatt-scale solutions that lower the cost of wind power and enhance the performance of the power grid. In the wind power market, the Company enables manufacturers to field wind turbines through its advanced engineering, support services and power electronics products. In the power grid market, the Company enables electric utilities and renewable energy project developers to connect, transmit and distribute power through its transmission planning services and power electronics and superconductor-based products. The Company’s wind and power grid products and services provide exceptional reliability, security, efficiency and affordability to its customers.

These unaudited condensed consolidated financial statements of the Company have been prepared in accordance with the Securities and Exchange Commission’s (“SEC”) instructions to Form 10-Q. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted pursuant to those instructions. The year-end condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The unaudited condensed consolidated financial statements, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim periods ended June 30, 2012 and 2011 and the financial position at June 30, 2012.

At June 30, 2012, the Company had cash, cash equivalents, and marketable securities of $65.7 million. The Company experienced a substantial decline in revenues, incurred a net loss of $136.8 million and used $141.0 million of cash for operations during the fiscal year ended March 31, 2012. As a result, the Company reduced its global workforce by approximately 50% and consolidated certain business operations in three locations to reduce facility costs. As of June 30, 2012, the Company had a global workforce of approximately 430 persons.

The Company expects that its cost reduction efforts and anticipated revenue growth will result in a substantial reduction in cash used for operations during the year ending March 31, 2013. The Company plans to closely monitor its expenses and if required, expects to further reduce operating costs and capital spending to enhance liquidity.

On April 4, 2012, the Company completed a private placement of $25.0 million of 7% senior convertible notes (“Convertible Notes”). On June 5, 2012, the Company entered into a Loan and Security Agreement (“Term Loan”), under which the Company borrowed $10.0 million. See Note 10, “Debt”, for further information regarding these debt arrangements, including the covenants, restrictions and events of default under the agreements. The Company is in compliance with the covenants and restrictions included in the Convertible Notes and Term Loan as of the date of this Quarterly Report on Form 10-Q.

The Company believes that its available cash, together with additional reductions in operating costs and capital expenditures that it expects to make if necessary, will be sufficient to fund its operations, capital expenditures and any scheduled cash payments under its debt obligations through June 30, 2013. The Company’s liquidity is highly dependent on its ability to profitably grow revenues, successfully manage adverse purchase commitments, fund and maintain compliance with the covenants and restrictions on its debt obligations, and raise additional capital, as required. The Company may seek additional financing; however, there can be no assurance that financing will be available on commercially acceptable terms or at all.

The results of operations for an interim period are not necessarily indicative of the results of operations to be expected for the fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended March 31, 2012 (fiscal 2011) which are contained in the Company’s Annual Report on Form 10-K.

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2.	Stock-Based Compensation

The Company accounts for its stock-based compensation at fair value. The following table summarizes stock-based compensation expense by financial statement line item for the three months ended June 30, 2012 and 2011 (in thousands):

	Three months ended June 30,
	2012	2011
Cost of revenues	$170	$329
Research and development	562	660
Selling, general and administrative	1,262	2,477

Total	$1,994	$3,466

During the three months ended June 30, 2012, the Company granted approximately 427,000 stock options and issued 214,886 shares of common stock in-lieu of cash bonuses, which vested immediately, to employees under the 2007 Stock Incentive Plan. The Company recorded the issuance of stock in-lieu of bonuses as a non-cash issuance of stock to settle liabilities in the unaudited consolidated condensed statement of cash flows. The options granted vest upon the passage of time, generally 3 years. For awards that vest upon the passage of time, expense is being recorded over the vesting period.

The estimated fair value of the Company’s stock-based awards, less expected annual forfeitures, is amortized over the awards’ service period. The total unrecognized compensation cost for unvested outstanding stock options was $6.9 million for the three months ended June 30, 2012. This expense will be recognized over a weighted average expense period of approximately 2.4 years. The total unrecognized compensation cost for unvested outstanding restricted stock was $4.2 million for the three months ended June 30, 2012. This expense will be recognized over a weighted average expense period of approximately 1.6 years.

The weighted-average assumptions used in the Black-Scholes valuation model for stock options granted during the three months ended June 30, 2012 and 2011 are as follows:

	Three months ended June 30,
	2012	2011
Expected volatility	72.0%	67.5%
Risk-free interest rate	0.9%	1.9%
Expected life (years)	5.9	5.9
Dividend yield	None	None

The expected volatility rate was estimated based on an equal weighting of the historical volatility of the Company’s common stock and the implied volatility of the Company’s traded options. The expected term was estimated based on an analysis of the Company’s historical experience of exercise, cancellation, and expiration patterns. The risk-free interest rate is based on the average of the five and seven year United States Treasury rates.

3.	Computation of Net (Loss) Income per Common Share

Basic net (loss) income per share (“EPS”) is computed by dividing net (loss) income by the weighted-average number of common shares outstanding for the period. Where applicable, diluted EPS is computed by dividing the net (loss) income by the weighted-average number of common shares and dilutive common equivalent shares outstanding during the period, calculated using the treasury stock method. Common equivalent shares include the effect of restricted stock, exercise of stock options and warrants and contingently issuable shares. For the three months ended June 30, 2012, 6.3 million shares were not included in the calculation of diluted EPS as they were considered anti-dilutive, of which 3.1 million relate to unvested stock options and 3.2 million relate to the issuance of warrants. For the three months ended June 30, 2011, 3.0 million shares of unvested stock options were not included in the calculation of diluted EPS as they were considered anti-dilutive.

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The following table reconciles the numerators and denominators of the earnings per share calculation for the three months ended June 30, 2012 and 2011 (in thousands, except per share data):

	Three months ended June 30,
	2012	2011
Numerator:
Net loss	$(10,275)	$(37,679)

Denominator:
Weighted-average shares of common stock outstanding	51,997	51,172
Weighted-average shares subject to repurchase	(806)	(463)

Shares used in per-share calculation — basic	51,191	50,709
Shares used in per-share calculation — diluted	51,191	50,709

Net loss per share — basic	$(0.20)	$(0.74)

Net loss per share — diluted	$(0.20)	$(0.74)

4.	Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance related to disclosures of fair value measurements. The guidance requires gross presentation of activity within the Level 3 measurement roll-forward and details of transfers in and out of Level 1 and 2 measurements. It also clarifies two existing disclosure requirements on the level of disaggregation of fair value measurements and disclosures on inputs and valuation techniques. A change in the hierarchy of an investment from its current level will be reflected in the period during which the pricing methodology of such investment changes. Disclosure of the transfer of securities from Level 1 to Level 2 or Level 3 will be made in the event that the related security is significant to total cash and investments. The Company did not have any transfers of assets and liabilities between Level 1, Level 2 and Level 3 of the fair value measurement hierarchy during the three months ended June 30, 2012.

A valuation hierarchy for disclosure of the inputs to valuation used to measure fair value has been established. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 -	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 -	Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 -	Unobservable inputs that reflect the Company’s assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including its own data.

A financial asset’s or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

9

The following table provides the assets carried at fair value, measured as of June 30, 2012 and March 31, 2012 (in thousands):

	Total Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2012:
Assets:
Cash equivalents	$40,387	$40,387	$—	$—
Short-term commercial paper	5,209	—	5,209	—
Liabilities:
Derivative liability	$4,536	$—	$—	$4,536
Warrants	9,029	—	—	9,029

	Total Carrying Value	Quoted Prices in Active Markets (Level 1)	Using Significant Other Observable Inputs (Level 2)	Using Significant Unobservable Inputs (Level 3)
March 31, 2012:
Assets:
Cash equivalents	$23,485	$23,485	$—	$—
Short-term commercial paper	5,304	—	5,304	—

The table below reflects the activity for the Company’s major classes of liabilities measured at fair value for the period ended June 30, 2012 (in thousands).

	Derivative Liability	Warrants
April 1, 2012	$—	$—
Valuation of derivative liability	3,779	—
Warrant issuance with Senior Convertible Notes	—	7,018
Warrant issuance with Senior Secured Term Loan	—	380
Mark to market adjustment	757	1,631

Balance at June 30, 2012	$4,536	$9,029

Valuation Techniques

Cash Equivalents

Cash equivalents consist of highly liquid instruments with maturities of three months or less that are regarded as high quality, low risk investments and are measured using such inputs as quoted prices, and are classified within Level 1 of the valuation hierarchy. Cash equivalents consist principally of certificates of deposits and money market accounts.

Marketable Securities

Marketable securities consist primarily of government-backed securities and commercial paper and are measured using such inputs as quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset (for example, interest rates and yield curves observable at commonly quoted intervals), and inputs that are derived principally from or corroborated by observable market data by correlation or other means, and are classified within Level 2 of the valuation hierarchy. The Company’s marketable securities generally have maturities of greater than three months from original purchase date but less than twelve months from the date of the balance sheet. The Company determines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such classification as of each balance sheet date. All marketable securities are considered available-for-sale and are carried at fair value. The Company periodically reviews the realizability of each short-term and long-term marketable security when impairment indicators exist with respect to the security. If an other-than-temporary impairment of value of the security exists, the carrying value of the security is written down to its estimated fair value.

10

Derivative Liability

The Company has identified all of the derivatives (“Derivative Liability”) associated with the Convertible Notes which include put rights to require the investor to acquire an additional $15.0 million convertible note and additional warrants, holder change of control redemption rights, issuer optional redemption rights, sale redemption rights and a right to make payment in the form of stock rather than cash if certain equity conditions are met. The Derivative Liability is subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a change in fair value in other income (expense) until the earlier of its exercise or expiration. The Company relies on assumptions in a lattice model to determine the fair value of Derivative Liability. The Company has appropriately valued the Derivative Liability within Level 3 of the valuation hierarchy. See Note 10, “Debt”, for discussion on the Convertible Notes, Derivative Liability and valuation assumptions used.

Warrants

Warrants were issued in conjunction with the Convertible Notes and the Term Loan. See Note 10, “Debt”, for additional information on warrants. These warrants are subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a change in fair value in other income (expense) until the earlier of their exercise or expiration.

The Company relies on assumptions used in a Black-Scholes model to determine the fair value of warrants. The Company has appropriately valued the warrants within Level 3 of the valuation hierarchy. See Note 11, “Warrants and Derivative Liabilities”, for a discussion of the warrants and the valuation assumptions used.

5.	Accounts Receivable

Accounts receivable at June 30, 2012 and March 31, 2012 consisted of the following (in thousands):

	June 30, 2012	March 31, 2012
Accounts receivable (billed)	$11,442	$16,240
Accounts receivable (unbilled)	2,168	2,811
Less: Allowance for doubtful accounts	(52)	(52)

Accounts receivable, net	$13,558	$18,999

6.	Inventory

The components of inventory at June 30, 2012 and March 31, 2012 are as follows (in thousands):

	June 30, 2012	March 31, 2012
Raw materials	$10,117	$9,962
Work-in-process	3,749	2,390
Finished goods	12,893	14,438
Deferred program costs	1,940	2,466

Net inventory	$28,699	$29,256

For the three months ended June 30, 2012, the Company recorded an inventory write-down of approximately $0.3 million based on evaluating its ending inventory on hand for excess quantities and obsolescence.

Deferred program costs as of June 30, 2012 and March 31 2012 primarily represent costs incurred on D-VAR turnkey projects and programs accounted for under contract accounting where the Company needs to complete development programs before revenue and costs will be recognized, respectively.

7.	Product Warranty

The Company generally provides a one to three year warranty on its products, commencing upon installation. A provision is recorded upon revenue recognition to cost of revenues for estimated warranty expense based on historical experience.

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Product warranty activity was as follows (in thousands):

	Three months ended June 30,
	2012	2011
Balance at beginning of period	$5,896	$7,907
Accruals for warranties during the period	(167)	(405)
Settlements during the period	(229)	(168)

Balance at end of period	$5,500	$7,334

8.	Income Taxes

For the three months ended June 30, 2012 and 2011, the Company recorded an income tax benefit of $0.8 million and income tax expense of $0.2 million, respectively. The income tax benefit for the three months ended June 30, 2012, was primarily due to a refund of Chinese income taxes of $0.9 million. The Company has provided a valuation allowance against all deferred tax assets as of June 30, 2012, as it is more likely than not that its deferred tax assets are not currently realizable due to the net operating losses incurred by the Company since its inception.

9.	Restructuring

The Company accounts for charges resulting from operational restructuring actions in accordance with ASC Topic 420, Exit or Disposal Cost Obligations (“ASC 420”) and ASC Topic 712, Compensation—Nonretirement Postemployment Benefits (“ASC 712”). In accounting for these obligations, the Company is required to make assumptions related to the amounts of employee severance, benefits, and related costs and the time period over which leased facilities will remain vacant, sublease terms, sublease rates and discount rates. Estimates and assumptions are based on the best information available at the time the obligation arises. These estimates are reviewed and revised as facts and circumstances dictate; changes in these estimates could have a material effect on the amount accrued on the consolidated balance sheet.

During the year ended March 31, 2012, the Company initiated restructuring activities in order to reorganize global operations, streamline various functions of the business, and reduce its global workforce to better reflect the demand for its products. These activities resulted in the reduction of its global workforce by approximately 50%. During the three months ended June 30, 2012, the Company incurred restructuring costs of $0.1 million. These additional charges were paid as of June 30, 2012 and the remaining balance of accrued restructuring is expected to be paid through March 2013.

The following table presents restructuring charges and cash payments (in thousands):

	Severance pay and benefits	Facility exit costs	Total
Accrued restructuring balance at April 1, 2012	$680	$294	$974

Charges to operations	167	(39)	128
Cash payments	(269)	(255)	(524)

Accrued restructuring balance at June 30, 2012	$578	$—	$578

All restructuring charges discussed above are included within restructuring and impairments in the Company’s unaudited condensed consolidated statements of operations. The Company includes accrued restructuring within accounts payable and accrued expenses in the unaudited condensed consolidated balance sheets.

10.	Debt

Senior Convertible Notes

On April 4, 2012, the Company entered into a Securities Purchase Agreement and completed a private placement of $25.0 million of 7% senior convertible notes with Capital Ventures International (“CVI”), an affiliate of Heights Capital Management. After fees and expenses, the net proceeds were $23.2 million. The Convertible Notes have an initial conversion price of $4.85 per share, representing a premium of approximately 20% over AMSC’s closing price on April 3, 2012. The Convertible Notes are payable in monthly installments beginning four months from issuance and ending on

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October 4, 2014. Monthly payments are payable in cash or common stock at the option of the Company, subject to certain trading volume, stock price and other conditions. The Company registered 10,262,311 shares of common stock which may be used as payment for principal and interest in lieu of cash for resale under the Securities Act as required under a Registration Rights Agreement with CVI.

The Company has accounted for the Convertible Notes as an instrument that has the characteristics of a debt host contract containing several embedded derivative features that would require bifurcation and separate accounting as a derivative instrument pursuant to the provisions of ASC 815. The Company elected not to use the fair value option for the payable of $25M and will record the liability at the stated value under the loan agreement on the date of issuance with no changes in fair value reported in subsequent periods.

The Company has identified the following derivatives associated with the Convertible Notes: put rights to require the investor to acquire an additional $15.0 million convertible note and additional warrant; holder change of control redemption rights; issuer optional redemption rights; sale redemption rights and a right to make payment in the form of the stock rather than cash if certain equity conditions are met. The Company valued these derivatives at $3.8 million upon issuance and recorded the value as a debt discount and a derivative liability. See Note 11, “Warrants and Derivative Liabilities”, for additional information regarding derivative liabilities.

In addition, CVI received a warrant to purchase approximately 3.1 million additional shares of common stock exercisable at a strike price of $5.45 per share, subject to adjustment, until October 4, 2017. Due to certain adjustment provisions within the warrant, it qualified for liability accounting and had a fair value of $7.0 million upon issuance. The Company recorded the value as a debt discount and a warrant liability. See Note 11, “Warrants and Derivative Liabilities”, for additional information regarding the warrant.

The process of valuing financial and derivative instruments utilizes facts and circumstances as of the measurement date as well as certain inputs, assumptions, and judgments that may affect the estimated fair value of the instruments. Upon issuance of the Convertible Notes, the Company determined the initial carrying value of the Convertible Notes to be $25.0 million. In addition, the Company also incurred $1.8 million of legal and origination costs as of the three months ended June 30, 2012, which have been recorded as a discount on the Convertible Notes. The total debt discount, including the embedded derivatives, warrant and legal and origination costs of $12.6 million is being amortized into interest expense over the term of the Convertible Notes using the effective interest method. Under this method, interest expense is recognized each period until the debt instruments reach maturity. If the maturity of the Convertible Notes is accelerated because of prepayment, then the amortization will be accelerated. During the quarter ended June 30, 2012, the Company recorded non-cash interest expense for amortization of the debt discount related to the Convertible Notes of $2.2 million.

The Convertible Notes contain certain covenants and restrictions, including, among others, that for so long as the Convertible Notes are outstanding, the Company will not incur any indebtedness (other than permitted indebtedness under the Convertible Notes), permit liens on its properties (other than permitted liens under the Convertible Notes), make payments on junior securities or make dividends. The Convertible Notes also contain limitations on the transfer of certain assets. Events of default under the Convertible Notes include failure to pay principal or interest as due on the Convertible Notes, failure to deliver registered shares of common stock upon the holders request for conversion of part or all of the Convertible Notes, failure to maintain the Company’s common stock eligible for trading on defined markets, cross defaults to other material indebtedness, receipt of uninsured judgments against the Company in excess of defined limits and other administrative covenants, as defined in the Convertible Notes and related documentation. Upon an event of default, the holders may require the Company to redeem all or any portion of the outstanding principal amount of the Convertible Notes in cash plus a penalty as specified in the agreement. Also, if the Company fails to maintain an effective registration statement covering common stock to be used in settling obligations under the Convertible Notes, the Company will be required to pay a penalty as specified in the agreement.

In addition, subject to certain conditions contained in the definitive agreements, on October 4, 2012, the Company may issue an additional $15 million aggregate principal amount of convertible notes and warrant to the same investor.

Senior Secured Term Loan

On June 5, 2012, the Company entered into a Term Loan with Hercules Technology Growth Capital (“Hercules”), under which the Company borrowed $10.0 million (the “Term Loan”). After the closing fees and expenses, the net proceeds to the Company were $9.7 million. The Term Loan bears interest at a floating per annum rate equal to 11% plus the percentage, if any, by which the prime rate exceeds 3.75%. The Company will make interest only payments beginning July 1, 2012 and continuing through October 1, 2012, after which the Company will repay the loan in equal monthly installments ending on December 1, 2014. The Term Loan is secured by substantially all of the Company’s existing and

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future assets. In addition, Hercules received a warrant to purchase approximately 139,000 shares of common stock, exercisable at an initial strike price of $3.59 per share, subject to adjustment, until December 5, 2017. Due to certain adjustment provisions within the warrant, it qualified for liability accounting and the fair value of $0.4 million was recorded upon issuance, which the Company recorded as a debt discount and a warrant liability. See Note 11, “Warrants and Derivative Liabilities”, for a discussion on warrants and the valuation assumptions used. The Company will pay an end of term fee of $0.5 million upon the earlier of maturity or prepayment of the loan. The Company has accrued this as of the three months ended June 30, 2012 and recorded a corresponding amount into the debt discount. In addition, the Company incurred $0.3 million of legal and origination costs in the three months ended June 30, 2012, which have been recorded as a debt discount. The total debt discount including the warrant, end of term fee and legal and origination costs of $1.2 million is being amortized into interest expense over the term of the Term Loan using the effective interest method. Under this method, interest expense is recognized each period until the debt instrument reaches maturity. If the maturity of the Term Loan is accelerated because of prepayment, then the amortization will be accelerated. During the quarter ended June 30, 2012, the Company recorded non-cash interest expense for amortization of the debt discount related to the Term Loan of $0.1 million.

The Term Loan contains certain covenants that restrict the Company’s ability to, among other things, incur or assume certain debt, merge or consolidate, materially change the nature of our business, make certain investments, acquire or dispose of certain assets, make guaranties or grant liens on its assets, make certain loans, advances or investments, declare dividends or make distributions or enter into transactions with affiliates. In addition, the Term Loan contains a covenant which requires the Company to maintain a minimum unrestricted cash balance in the United States of at least $10.0 million at the inception of the Term Loan, which will decrease starting November 1, 2012 and monthly thereafter by the amount of principal paid. The events of default under the Term Loan include, but are not limited to, failure to pay amounts due, breaches of covenants, bankruptcy events, cross defaults under other material indebtedness and the occurrence of a material adverse effect and/or change in control. In the case of a continuing event of default, the Lender may, among other remedies, declare due all unpaid principal amounts outstanding and any accrued but unpaid interest and foreclose on all collateral granted to the Lender as security under the Term Loan.

Although the Company is in compliance with the covenants and restrictions under the Convertible Notes and Term Loan as of the date of this Interim Report on Form 10-Q, there can no assurance that the Company will continue to be in compliance.

Interest expense on the Convertible Notes and Term Loan for the three month period ended June 30, 2012 was $2.8 million, which included $2.3 million of non-cash interest expense related to the amortization of the debt discount on the Convertible Notes and Term Loan.

11.	Warrants and Derivative Liabilities

On April 4, 2012, the Company entered into a Securities Purchase Agreement as described in Note 10, which included a warrant to purchase 3.1 million shares of the Company’s common stock. The warrant is exercisable at any time on or after the date that is six months after the issuance of the warrant and entitles CVI to purchase shares of the Company’s common stock for a period of five years from the initial date the warrant becomes exercisable at a price equal to $5.45 per share, subject to certain price-based and other anti-dilution adjustments. The warrant may not be exercised if, after giving effect to the conversion, CVI together with its affiliates would beneficially own in excess of 4.99% of the Company’s common stock. This percentage may be raised to any other percentage not in excess of 9.99% at the option of the holder of the warrant, upon at least 61-days’ prior notice to the Company, or lowered to any other percentage, at the option of CVI, at any time.

The Company accounts for the warrant as a liability due to certain adjustment provisions within the warrant, which requires that it be recorded at fair value. The warrant is subject to revaluation at each balance sheet date and any change in fair value will be recorded as a change in fair value in other income (expense) until the earlier of expiration or its exercise at which time the warrant liability will be reclassified to equity. The Company used the Black-Scholes option pricing model to calculate the fair value of the warrant, using the following assumptions:

	April 4, 2012	June 30, 2012
Risk-free interest rate	1.19%	0.77%
Expected annual dividend yield	0.0%	0.0%
Expected volatility	80.0%	80.84%
Term	5.5 years	5.28 years
Fair Value	$7.0 million	$8.5 million

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The Company recorded the change in the fair value of the CVI warrant of $1.5 million to change in fair value of derivatives and warrants in the three months ended June 30, 2012.

The Company determined certain embedded derivatives issued with the Convertible Notes required accounting as a liability, which requires they be accounted for as a standalone liability subject to revaluation at each balance sheet date with changes in fair value recorded as change in fair value of derivatives and warrants until the earlier of exercise or expiration.

The Company calculated the fair value of the derivative liabilities bifurcated from the Convertible Notes (see Note 10, “Debt”) utilizing an integrated lattice model. The lattice model is an option pricing model that involves the construction of a binomial tree to show the different paths that the underlying asset may take over the option’s life. A lattice model can take into account expected changes in various parameters such as volatility over the life of the options, providing more accurate estimates of option prices than the Black-Scholes model. Following is a summary of the key assumptions used to value the convertible note derivative feature:

	April 4, 2012	June 30, 2012
Expected Volatility	75.0%	71.0%
Risk Free Rate	0.44%	0.33%
Bond Yield	15.0%	16.0%
Recovery Rate	30.0%	30.0%
Redeemable	yes	yes
Total Time (years)	2.5	2.28
Dilution Effect	yes	yes
Indicated Percent of Par	117.0%	121.0%
Fair Value	$3.7 million	$4.5 million

The expected volatility rate was estimated based on an equal weighting of the historical volatility of the Company’s common stock and the implied volatility of the Company’s traded options. To determine the risk-free interest rate an interpolated rate was used based on the two and three year United States Treasury rates. The bond yield was estimated by comparing comparable corporate debt and yield information. The recovery rate of the Convertible Note was estimated by reviewing historical corporate debt that went into default. The bond is redeemable by the Company at any point after the one-year anniversary of the grant date provided certain provisions within the note. The total time is based on the actual contractual terms, 30 months. It was determined that there is a dilution effect based on the Company’s ability to make payments in shares of common stock.

The Company recorded the change in the fair value of the derivative liabilities of $0.8 million to changes in fair value of derivatives and warrants in the three months ended June 30, 2012.

On June 5, 2012, the Company entered into a Loan and Security Agreement with Hercules (see Note 10, “Debt”, for additional information regarding the Loan and Security Agreement). In conjunction with this agreement, the Company issued a warrant to purchase approximately 139,000 shares of the Company’s common stock. The warrant is exercisable at any time after the issuance of the warrant and entitles Hercules to purchase shares of the Company’s common stock for a period of five and half years from the initial date the warrant becomes exercisable at a price equal to $3.59 per share subject to certain price-based and other anti-dilution adjustments.

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The Company accounts for the warrant as a liability due to certain provisions within the warrant, which requires that it be recorded at fair value. The warrant is subject to revaluation at each balance sheet date and any change in fair value will be recorded as changes in fair value of derivatives and warrants until the earlier of expiration or its exercise at which time the warrant liability will be reclassified to equity. The Company calculated the fair value of the warrant using the Black-Scholes option pricing model to value the warrant, using the following assumptions:

	June 5, 2012	June 30, 2012
Risk-free interest rate	0.77%	0.80%
Expected annual dividend yield	0.0%	0.0%
Expected volatility	79.9%	80.32%
Term	5.5 years	5.44 years
Fair Value	$0.4 million	$0.5 million

The company prepared their estimates for the assumptions used to determine the fair value of the warrants issued in conjunction with both the Convertible Note and Term Loan utilizing the respective terms of the warrants with similar inputs under the Black Scholes valuation method more fully described in Note 2.

The company recorded the change in the fair value of the Hercules warrant of $0.1 million to changes in fair value of derivatives and warrants in the three months ended June 30, 2012.

12.	Commitments and Contingencies

Commitments

Purchase Commitments

The Company periodically enters into non-cancelable purchase contracts in order to ensure the availability of materials to support production of its products. Purchase commitments represent enforceable and legally binding agreements with suppliers to purchase goods or services. The Company periodically assesses the need to provide for impairment on these purchase contracts and record a loss on purchase commitments when required. As of June 30, 2012, the Company recorded a liability for adverse purchase commitments of $17.5 million. During the three months ended June 30, 2012, the Company adjusted its accrual for adverse purchase commitments by $7.3 million due to settlements with certain vendors.

During the fourth quarter of the year ended March 31, 2012, several vendors notified the Company that they had suffered losses as a result of procuring safety stock in anticipation of receiving future purchase orders or contracts from the Company and subsequently three vendors have filed suits through the Chinese legal system seeking payment for inventories held to be delivered under purchase orders and safety stock. The Company has accrued outstanding adverse purchase commitments based on legally binding contracts and purchase orders that were placed with its vendors for parts with no future demand. The vendor claims for safety stock were not supported by valid purchase orders or valid executed contracts and are not considered part of the adverse purchase commitment liability. The claims for safety stock have not been accrued as of June 30, 2012. The Company has determined that although it believes that there is no legally enforceable contract for safety stock and will continue to defend its legal position that it does not owe amounts for safety stock, that it is reasonably possible that a case may be made against the Company under certain situations. As the loss is reasonably possible but not probable, the Company has not accounted for the loss. The Company has determined that the range for this potential loss is between $0 and $4 million.

Contingencies

From time to time, the Company is involved in legal and administrative proceedings and claims of various types. The Company records a liability in its consolidated financial statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. The Company reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If a matter is both probable to result in liability and the amounts of loss can be reasonably estimated, the Company estimates and discloses the possible loss or range of loss. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

Between April 6, 2011 and May 12, 2011, seven putative securities class action complaints were filed against the Company and two of its officers in the United States District Court for the District of Massachusetts; one complaint additionally asserted claims against the underwriters who participated in our November 12, 2010 securities offering. On June 7, 2011, the United States District Court for the District of Massachusetts consolidated these actions under the caption

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Lenartz v. American Superconductor Corporation, et al., Docket No. 1:11-cv-10582-WGY. On August 31, 2011, Lead Plaintiff, the Plumbers and Pipefitters National Pension Fund, filed a consolidated amended complaint against the Company, its officers and directors, and the underwriters who participated in our November 12, 2010 securities offering, asserting claims under sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as well as under sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the “Securities Act”). The complaint alleges that during the relevant class period, the Company and its officers omitted to state material facts and made materially false and misleading statements relating to, among other things, its projected and recognized revenues and earnings, as well as its relationship with Sinovel Wind Group Co., Ltd. that artificially inflated the value of the Company’s stock price. The complaint further alleges that the Company’s November 12, 2010 securities offering contained untrue statements of material facts and omitted to state material facts required to be stated therein. The plaintiffs seek unspecified damages, rescindment of the Company’s November 12, 2010 securities offering, and an award of costs and expenses, including attorney’s fees. All defendants moved to dismiss the consolidated amended complaint. On December 16, 2011, the district court issued a summary order declining to dismiss the Securities Act claims against the Company and its officers, and taking under advisement the motion to dismiss the Exchange Act claims against the Company and its officers and the motion to dismiss the Securities Act claims made against the underwriters. On July 26, 2012, the district court dismissed the Exchange Act claims against the Company and its officers and denied the motion to dismiss the Securities Act claims made against the underwriters.

Between May 4, 2011 and June 17, 2011, four putative shareholder derivative complaints were filed against the Company (as a nominal defendant) and certain of its directors in the United States District Court for the District of Massachusetts. On July 5, 2011, the District Court consolidated three of these actions, and that matter is now captioned In re American Superconductor Corporation Derivative Litigation, Docket No. 1:11-cv-10784-WGY. On June 1, 2011, the plaintiff in the fourth action, Marlborough Family Revocable Trust v. Yurek, et al., moved to voluntarily dismiss its complaint and refiled its complaint in Superior Court for the Commonwealth of Massachusetts, Middlesex County. On September 7, 2011, the Marlborough action and another putative shareholder derivative complaint filed in Superior Court for the Commonwealth of Massachusetts were consolidated. That consolidated matter is captioned Marlborough Family Revocable Trust v. Yurek, et al., Docket No. 11-1961. On January 12, 2012, an additional shareholder derivative complaint was filed in the Court of Chancery for the State of Delaware. That matter is captioned Krasnoff v. Budhraja, et al., Docket No. 7171. The allegations of the derivative complaints mirror the allegations made in the putative class action complaints described above. The plaintiffs purport to assert claims against the director defendants for breach of fiduciary duty, abuse of control, gross mismanagement, unjust enrichment and corporate waste. The plaintiffs seek unspecified damages on behalf of the Company, as well as an award of costs and expenses, including attorney’s fees.

With respect to the above referenced litigation matters, an estimate of loss or range of loss cannot be made. There are numerous factors that make it difficult to meaningfully estimate possible loss or range of loss at this stage of these litigation matters, including that: the proceedings are in relatively early stages, there are significant factual and legal issues to be resolved, information obtained or rulings made during the lawsuits could affect the methodology for calculation of rescission and the related statutory interest rate. In addition, with respect to claims where damages are the requested relief, no amount of loss or damages has been specified. Therefore, the Company is unable at this time to estimate possible losses. The Company believes that these litigations are without merit, and it intends to defend these actions vigorously. Therefore no adjustment has been made to the financial statements to reflect the outcome of these uncertainties.

On September 13, 2011, the Company commenced a series of legal actions in China against Sinovel Wind Group Co. Ltd. (“Sinovel”). The Company’s Chinese subsidiary, Suzhou AMSC Superconductor Co. Ltd., filed a claim for arbitration with the Beijing Arbitration Commission in accordance with the terms of the Company’s supply contracts with Sinovel. The case is captioned (2011) Jin Zhong An Zi No. 0963. On March 31, 2011, Sinovel refused to accept contracted shipments of 1.5 megawatt (MW) and 3 MW wind turbine core electrical components and spare parts that the Company was prepared to deliver. The Company alleges that these actions constitute material breaches of its contracts because Sinovel did not give it notice that it intended to delay deliveries as required under the contracts. Moreover, the Company alleges that Sinovel has refused to pay past due amounts for prior shipments of core electrical components and spare parts. The Company is seeking compensation for past product shipments and retention (including interest) in the amount of approximately RMB 485 million ($76 million) due to Sinovel’s breaches of its contracts. The Company is also seeking specific performance of our existing contracts as well as reimbursement of all costs and reasonable expenses with respect to the arbitration. The value of the undelivered components under the existing contracts, including the deliveries refused by Sinovel in March 2011, amounts to approximately RMB 4.6 billion ($720 million).

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On October 8, 2011, Sinovel filed with the Beijing Arbitration Commission an application under the caption (2011) Jing Zhong An Zi No. 0963, for a counterclaim against the Company for breach of the same contracts under which the Company filed its original arbitration claim. Sinovel claimed, among other things, that the goods supplied by the Company do not conform to the standards specified in the contracts and claimed damages in the amount of approximately RMB 370 million ($58 million). On October 17, 2011, Sinovel filed with the Beijing Arbitration Commission a request for change of counterclaim to increase its damage claim to approximately RMB 1 billion ($157 million). On December 22, 2011, Sinovel filed with the Beijing Arbitration Commission an additional request for change of counterclaim to increase its damages claim to approximately RMB 1.2 billion ($190 million). On February 27, 2012, Sinovel filed with the Beijing Arbitration Commission an application under the caption (2012) Jing Zhong An Zi No. 0157, against the Company for breach of the same contracts under which the Company filed its original arbitration claim. Sinovel claimed, among other things, that the goods supplied by the Company do not conform to the standards specified in the contracts and claimed damages in the amount of approximately RMB 105 million ($17 million). The Company believes that Sinovel’s claims are without merit and it intends to defend these actions vigorously. Since the proceedings in this matter are in relatively early stages, the Company cannot reasonably estimate possible losses or range of losses at this time.

The Company also submitted a civil action application to the Beijing No. 1 Intermediate People’s Court under the caption (2011) Yi Zhong Min Chu Zi No. 15524, against Sinovel for software copyright infringement on September 13, 2011. The application alleges Sinovel’s unauthorized use of portions of the Company’s wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines and the binary code, or upper layer, of the Company’s software for the PM3000 power converters in 1.5MW wind turbines. In July 2011, a former employee of the Company’s Austrian subsidiary was arrested in Austria on charges of economic espionage and fraudulent manipulation of data. In September 2011, the former employee pled guilty to the charges, and was imprisoned. As a result of the Company’s internal investigation and a criminal investigation conducted by Austrian authorities, the Company believes that this former employee was contracted by Sinovel through an intermediary while employed by the Company and improperly obtained and transferred to Sinovel portions of its wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines. Moreover, the Company believes the former employee illegally used source code to develop for Sinovel a software modification to circumvent the encryption and remove technical protection measures on the Company’s PM3000 power converters in 1.5MW wind turbines in the field. The Company is seeking a cease and desist order with respect to the unauthorized copying, installation and use of its software, monetary damages of approximately RMB 38 million ($6 million) for our economic losses and reimbursement of all costs and reasonable expenses. The No. 1 Intermediate People’s Court accepted the case, which was necessary in order for the case to proceed. In November 2011, Sinovel filed a motion to remove this case from the Beijing No. 1 Intermediate People’s Court and transfer the matter to the Beijing Arbitration Commission. On February 14, 2012, the court denied Sinovel’s motion to remove the case. On February 21, 2012, Sinovel filed an appeal of the Beijing No. 1 Intermediate People’s Court decision to the Beijing Higher People’s Court. On April 25, 2012, the Beijing Higher People’s Court issued a final Civil Ruling which supports the Beijing No.1 Intermediate People’s Court’s civil ruling and rejected Sinovel’s appeal. Sinovel has filed an appeal of the Beijing Higher People’s Court’s decision with China’s Supreme People’s Court. On June 18, 2012, Sinovel filed a new motion to remove this case from the Beijing No. 1 Intermediate People’s Court to the court located in Gansu Province.

The Company submitted a civil action application to the Beijing Higher People’s Court against Sinovel and certain of its employees for trade secret infringement on September 13, 2011 under the caption (2011) Gao Min Chu Zi No. 4193. The application alleges the defendants’ unauthorized use of portions of the Company’s wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines as described above with respect to the Copyright Action. The Company is seeking monetary damages of RMB 2.9 billion ($453 million) for the trade secret infringement as well as reimbursement of all costs and reasonable expenses. The Beijing Higher People’s Court accepted the case, which was necessary in order for the case to proceed. On December 22, 2011, the Beijing Higher People’s Court transferred this case to the Beijing No. 1 Intermediate People’s Court under the caption (2011) Gao Min Chu Zi No. 4193. On June 7, 2012, the Company received an Acceptance Notice from the Beijing No.1 Intermediate People’s Court under the caption (2012) Yi Zhong Min Chu Zi No.6833. The Company is currently awaiting notice from the Beijing No. 1 Intermediate People’s Court regarding the first hearing date.

On September 16, 2011, the Company filed a civil copyright infringement complaint in the Hainan Province No. 1 Intermediate People’s Court against Dalian Guotong Electric Co. Ltd. (“Guotong”), a supplier of power converter products to Sinovel, and Huaneng Hainan Power, Inc. (“Huaneng”), a wind farm operator that has purchased Sinovel wind turbines containing Guotong power converter products. The case is captioned (2011) Hainan Yi Zhong Min Chu Zi No. 62. The application alleges that the Company’s PM1000 converters in certain Sinovel wind turbines have been replaced by converters produced by Guotong. Because the Guotong converters are being used in wind turbines containing the Company’s wind turbine control software, the Company believes that its copyrighted software is being infringed. The Company is seeking a cease and desist order with respect to the unauthorized use of its software, monetary damages of RMB 1.2 million ($0.2 million) for its economic losses (with respect to Guotong only) and reimbursement of all costs and reasonable expenses. The

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court has accepted the case, which was necessary in order for the case to proceed. In addition, upon the request of the defendant Huaneng, Sinovel has been added by the court to this case as a defendant and Huaneng has been released from this case. In December 2011, Sinovel filed a jurisdiction opposition motion requesting dismissal by the Hainan Province No. 1 Intermediate People’s Court, saying the case should be governed by the Beijing Arbitration Commission. On February 3, 2012, the Company received the Civil Ruling from the court, which granted Sinovel’s motion, and dismissed the entire case. The Company appealed the court’s ruling to the Hainan Higher Court, which on April 5, 2012 upheld the decision of the Hainan Province No. 1 Intermediate People’s Court. On April 9, 2012, the Company filed an appeal of the Hainan Higher Court’s decision with China’s Supreme People’s Court. The Supreme Court accepted the appeal on May 23, 2012. The case is captioned, (2012) Min Shen Zi No. 630.

Ghodawat Energy Pvt Ltd (“Ghodawat”), a company registered in India carrying on the business of wind power development, lodged a Request for Arbitration with the Secretariat of the ICC International Court of Arbitration on May 12, 2011 and named AMSC Windtec GmbH (“AMSC Austria”) as the Respondent. Under the Request for Arbitration, Ghodawat alleges that AMSC Austria breached an agreement dated March 19, 2008 pursuant to which AMSC Austria granted a license to Ghodawat to manufacture, use, sell, market, erect, commission and maintain certain wind turbines using its technical information and wind turbine design (the “License Agreement”). Under the Request for Arbitration, Ghodawat’s claims in this arbitration amount to approximately €18 million ($24 million). AMSC Austria filed an Answer to Request for Arbitration and Counterclaim (“Answer and Counterclaim”), in which AMSC Austria denied Ghodawat’s claims in their entirety. AMSC Austria has also submitted counterclaims under the License Agreement against Ghodawat in the amount of approximately €6 million ($9 million). Ghodawat has filed a Reply to Answer to Request for Arbitration and Counterclaim in which it denies AMSC Austria’s counterclaims. The arbitration proceedings are currently ongoing. The Company has recorded a loss contingency based on its assessment of probable losses on this claim; however this amount is immaterial to its consolidated financial statements.

Other

The Company enters into long-term construction contracts with customers that require the Company to obtain performance bonds. The Company is required to deposit an amount equivalent to some or all the face amount of the performance bonds into an escrow account until the termination of the bond. When the performance conditions are met, amounts deposited as collateral for the performance bonds are returned to the Company. In addition, the Company has various contractual arrangements in which minimum quantities of goods or services have been committed to be purchased on an annual basis.

At June 30, 2012, the Company had $16.7 million of restricted cash included in current assets, and $4.8 million of restricted cash included in long-term assets. These amounts included in restricted cash represent deposits to secure letters of credit for various supply contracts. These deposits are held in interest bearing accounts. The Company is working with its inventory suppliers to delay cash settlements and to reduce the gross liability associated with its adverse purchase commitments. During the quarter ending June 30, 2012, the Company agreed to settle adverse purchase commitments with certain of its vendors. In conjunction with these settlements, the Company agreed to provide letters of credit and bank guarantees in the amount of approximately $9.0 million with expirations through January 31, 2013. The letters of credit and bank guarantees were secured with cash collateral of $8.5 million and resulted in a reduction of its adverse purchase commitments liability of $7.3 million recorded in the three months ended June 30, 2012.

As of June 30, 2012, the Company had three performance bonds in support of customer contracts. The total value of the outstanding performance bonds is $3.5 million with expiration dates through March 2014. In the event that the payment is made in accordance with the requirements of any of these performance bonds, the Company would record the payment as an offset to revenue.

13.	Equity Investments

Investment in Tres Amigas

On October 9, 2009, the Company made an investment in Tres Amigas LLC, a Delaware limited liability company (“Tres Amigas”), focused on providing the first common interconnection of America’s three power grids to help the country achieve its renewable energy goals and facilitate the smooth, reliable and efficient transfer of green power from region to region, for $1.8 million, consisting of $0.8 million in cash and $1.0 million in AMSC common stock. On January 6, 2011 and May 20, 2011, the Company increased its minority position in Tres Amigas by investing an additional $1.8 million in cash on each date. As of June 30, 2012, the Company holds a 26% ownership interest in Tres Amigas.

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The Company’s investment in Tres Amigas is included in other assets on the consolidated balance sheet and the equity in undistributed losses of Tres Amigas is included in other income, net, on the unaudited condensed consolidated statements of operations.

The net investment activity for the three months ended June 30, 2012 is as follows (in thousands):

Balance at April 1, 2012	$3,859
Minority interest in net losses	(227)

Balance at June 30, 2012	$3,632

Investment in Blade Dynamics Ltd.

On August 12, 2010, the Company acquired (through its Austrian subsidiary), a minority ownership position in Blade Dynamics Ltd. (“Blade Dynamics”), a designer and manufacturer of advanced wind turbine blades based on proprietary materials and structural technologies, for $8.0 million in cash. As of June 30, 2012, the Company holds a 25% ownership interest in Blade Dynamics.

The Company has determined that Blade Dynamics is a variable interest entity (“VIE”) and that the Company is not the primary beneficiary of the VIE. Therefore, the Company has not consolidated Blade Dynamics as of June 30, 2012. The investment is carried at the acquisition cost, plus the Company’s equity in undistributed earnings or losses. The Company’s maximum exposure to loss is limited to the Company’s recorded investment in this VIE. The Company’s investment in Blade Dynamics is included in other assets on the unaudited condensed consolidated balance sheet and the equity in undistributed losses of Blade Dynamics is included in other income, net, on the consolidated statements of operations.

The net investment activity for the three months ended June 30, 2012 is as follows (in thousands):

Balance at April 1, 2012	$6,083
Minority interest in net losses	(584)
Net foreign exchange rate impact	(350)

Balance at June 30, 2012	$5,149

14.	Business Segments

The Company reported its financial results in two reportable business segments: Wind and Grid.

Through its Windtec Solutions, the Wind business segment enables manufacturers to field wind turbines with exceptional power output, reliability and affordability. The Company licenses its highly engineered wind turbine designs, provides extensive customer support services and supplies advanced power electronics and control systems to wind turbine manufactures. Its design portfolio includes a broad range of drive trains and power ratings up to 10 megawatts. The Company believes its advanced engineering capabilities, ranging from bearings to advanced synchronous generators to blades, enables it to provide its partners with highly-optimized wind turbine platforms. Furthermore, these designs and support services typically lead to sales of its power electronics and software-based control systems, which are designed for optimized performance, efficiency and grid compatibility.

Through its Gridtec Solutions, the Grid business segment enables electric utilities and renewable energy project developers to connect, transmit and distribute power with exceptional efficiency, reliability and affordability. The Company provides transmission planning services that allow it to identify power grid congestion, poor power quality and other risks, which help the Company determine how its solutions can improve network performance. These services often lead to sales of grid interconnection solutions for wind farms and solar power plants, power quality systems and transmission and distribution cable systems.

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The operating results for the two business segments are as follows (in thousands):

	Three months ended June 30,
	2012	2011
Revenues:
Wind	$16,511	$4,262
Grid	12,205	4,796

Total	$28,716	$9,058

	Three months ended June 30,
	2012	2011
Operating (loss) income:
Wind	$1,301	$(24,370)
Grid	(5,343)	(10,552)
Unallocated corporate expenses	(2,086)	(3,405)

Total	$(6,128)	$(38,327)

The accounting policies of the business segments are the same as those for the consolidated Company. The Company’s business segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measures are segment revenues and segment operating (loss) income. The disaggregated financial results of the segments reflect allocation of certain functional expense categories consistent with the basis and manner in which Company management internally disaggregates financial information for the purpose of assisting in making internal operating decisions. In addition, certain corporate expenses which the Company does not believe are specifically attributable or allocable to either of the two business segments have been excluded from the segment operating income.

Unallocated corporate expenses primarily consist of stock-based compensation expense of $2.0 million and $3.5 million for the three months ended June 30, 2012 and 2011, respectively.

Total assets for the two business segments are as follows (in thousands):

	June 30, 2012	March 31, 2012
Wind	$66,598	$70,054
Grid	82,006	89,091
Corporate assets	115,574	95,911

Total	$264,178	$255,056

The following table sets forth customers who represented 10% or more of the Company’s total revenues for the three months ended June 30, 2012 and 2011:

	Three months ended June 30,
	2012	2011
Beijing JINGCHENG New Energy Co., Ltd.	19%	—
Karara Mining Ltd.	15%	—
INOX Wind Limited.	15%	—
Department of Energy	—	17%
Doosan Heavy Industries & Construction Co Ltd.	—	15%
Shenyang Blower Works Group Wind Power Co.,Ltd.	—	13%

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15.	Recent Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011. The Company early adopted ASU 2011-05 and it did not have a material impact on the Company’s consolidated results of operations, financial condition, or cash flows.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08, Intangibles — Goodwill and Other (Topic 350). ASU 2011-08 allows entities to first assess qualitatively whether it is necessary to perform the two-step goodwill impairment test. If an entity believes, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step goodwill impairment test is required. An entity has the unconditional option to bypass the qualitative assessment and proceed directly to performing the first step of the goodwill impairment test. ASU 2011-08 is effective for our first quarter of fiscal 2013 but is eligible for early adoption. The Company does not believe adoption of this standard will have an impact on its consolidated results of operations, financial condition, or cash flows.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210)-Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). The update requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. ASU 2011-11 is effective for our first quarter of fiscal 2014. The Company is currently evaluating the impact of adopting ASU 2011-11, but currently does not believe there will be a significant impact on its consolidated results of operations, financial condition, or cash flows.

The Company does not believe that other recently issued accounting pronouncements will have a material impact on its financial statements.

16.	Subsequent Events

The Company has evaluated all subsequent events through the time of filing this Quarterly Report on Form 10-Q with the SEC, per the requirements of ASC Topic 855 and has determined that there are no events to report.

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AMERICAN SUPERCONDUCTOR CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein that relate to future events or conditions, including without limitation, the statements in Part II, “Item 1A. Risk Factors” and in Part I under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and located elsewhere herein regarding industry prospects or our prospective results of operations or financial position, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements represent management’s current expectations and are inherently uncertain. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: Our success in addressing the wind energy market is dependent on the manufacturers that license our designs; we may not realize all of the sales expected from our backlog of orders and contracts; our business and operations would be adversely impacted in the event of a failure or security breach of our information technology infrastructure; our success is dependent upon attracting and retaining qualified personnel and our inability to do so could significantly damage our business and prospects; we rely upon third-party suppliers for the components and subassemblies of many of our Wind and Grid products, making us vulnerable to supply shortages and price fluctuations, which could harm our business; many of our revenue opportunities are dependent upon subcontractors and other business collaborators; if we fail to implement our business strategy successfully, our financial performance could be harmed; problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share; our contracts with the United States government are subject to audit, modification or termination by the United States government and include certain other provisions in favor of the government; the continued funding of such contracts remains subject to annual congressional appropriation which, if not approved, could reduce our revenue and lower or eliminate our profit; we may acquire additional complementary businesses or technologies, which may require us to incur substantial costs for which we may never realize the anticipated benefits; many of our customers outside of the United States are, either directly or indirectly, related to governmental entities, and we could be adversely affected by violations of the United States Foreign Corrupt Practices Act and similar worldwide anti-bribery laws outside the United States; we have limited experience in marketing and selling our superconductor products and system-level solutions, and our failure to effectively market and sell our products and solutions could lower our revenue and cash flow; we have a history of operating losses, and we may incur additional losses in the future; our operating results may fluctuate significantly from quarter to quarter and may fall below expectations in any particular fiscal quarter; we may require additional funding in the future and may be unable to raise capital when needed; our new debt obligations include certain covenants and other events of default. Should we not comply with the covenants or incur an event of default, we may be required to repay our debt obligations in cash, which could have an adverse effect on our liquidity; we have recorded a liability for adverse purchase commitments with certain of our vendors; should we be required to settle these liabilities in cash, our liquidity could be adversely affected; if we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired and may lead investors and other users to lose confidence in our financial data; we may be required to issue performance bonds or provide letters of credit, which restricts our ability to access any cash used as collateral for the bonds or letters of credit; changes in exchange rates could adversely affect our results from operations; growth of the wind energy market depends largely on the availability and size of government subsidies and economic incentives; we depend on sales to customers in China, and global conditions could negatively affect our operating results or limit our ability to expand our operations outside of China; changes in China’s political, social, regulatory and economic environment may affect our financial performance; our products face intense competition, which could limit our ability to acquire or retain customers; our international operations are subject to risks that we do not face in the United States, which could have an adverse effect on our operating results; adverse changes in domestic and global economic conditions could adversely affect our operating results; we may be unable to adequately prevent disclosure of trade secrets and other proprietary information; our patents may not provide meaningful protection for our technology, which could result in us losing some or all of our market position; the commercial uses of superconductor products are limited today, and a widespread commercial market for our products may not develop; there are a number of technological challenges that must be successfully addressed before our superconductor products can gain widespread commercial acceptance, and our inability to address such technological challenges could adversely affect our ability to acquire customers for our products; we have not manufactured our Amperium wire in commercial quantities, and a failure to manufacture our Amperium wire in commercial quantities at

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acceptable cost and quality levels would substantially limit our future revenue and profit potential; third parties have or may acquire patents that cover the materials, processes and technologies we use or may use in the future to manufacture our Amperium products, and our success depends on our ability to license such patents or other proprietary rights; our technology and products could infringe intellectual property rights of others, which may require costly litigation and, if we are not successful, could cause us to pay substantial damages and disrupt our business; we have filed a demand for arbitration and other lawsuits against our former largest customer, Sinovel, regarding amounts we contend are overdue. We cannot be certain as to the outcome of these proceedings; we have been named as a party to purported stockholder class actions and stockholder derivative complaints, and we may be named in additional litigation, all of which will require significant management time and attention, result in significant legal expenses and may result in an unfavorable outcome, which could have a material adverse effect on our business, operating results and financial condition; our 7% convertible note contains warrants and provisions that could limit our ability to repay the note in shares of common stock and should the note be repaid in stock, shareholders could experience significant dilution; our common stock has experienced, and may continue to experience, significant market price and volume fluctuations, which may prevent our stockholders from selling our common stock at a profit and could lead to costly litigation against us that could divert our management’s attention. These and the important factors discussed under the caption “Risk Factors” in Part II. Item 1A and Part 1. Item 1A of our Form 10-K for the fiscal year ended March 31, 2012, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. Any such forward-looking statements represent management’s estimates as of the date of this Quarterly Report on Form 10-Q. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Quarterly Report on Form 10-Q.

American Superconductor®, Amperium®, AMSC®, D-VAR®, PowerModuleTM, PQ-IVR®, SeaTitanTM, Gridtec SolutionsTM, Windtec SolutionsTM and Smarter, Cleaner Better EnergyTM are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. We reserve all of our rights with respect to our trademarks or registered trademarks regardless of whether they are so designated in this Quarterly Report on Form 10-Q by an ® or TM symbol. All other brand names, product names, trademarks or service marks appearing in this Quarterly Report on Form 10-Q are the property of their respective holders.

Executive Overview

American Superconductor Corporation was founded in 1987. We are a leading provider of megawatt-scale solutions that lower the cost of wind power and enhance the performance of the power grid. In the wind power market, we enable manufacturers to field wind turbines through our advanced engineering, support services and power electronics products. In the power grid market, we enable electric utilities and renewable energy project developers to connect, transmit and distribute power through our transmission planning services and power electronics and superconductor-based products. Our wind and power grid products and services provide exceptional reliability, security, efficiency and affordability to our customers.

Our wind and power grid solutions help to improve energy efficiency, alleviate power grid capacity constraints and increase the adoption of renewable energy generation. Demand for our solutions is driven by the growing needs for renewable sources of electricity, such as wind and solar energy, and for modernized smart grids that improve power reliability and quality. Concerns about these factors have led to increased spending by corporations as well as supportive government regulations and initiatives on local, state, national and global levels, including renewable portfolio standards, tax incentives and international treaties.

We manufacture products using two proprietary core technologies: PowerModule™ programmable power electronic converters and our Amperium™ HTS wires. These technologies and our system-level solutions are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide.

We operate our business under two market-facing business units: Wind and Grid. We believe this market-centric structure enables us to more effectively anticipate and meet the needs of wind turbine manufacturers, power generation project developers and electric utilities.

•

Wind. Through our Windtec Solutions, our Wind business segment enables manufacturers to field wind turbines with exceptional power output, reliability and affordability. We license our highly engineered wind turbine designs, provide extensive customer support services and supply advanced power electronics and control systems to wind turbine manufactures. Our design portfolio includes a broad range of drive trains and power ratings up to 10 megawatts. We believe our unique engineering capabilities, ranging from bearings to advanced synchronous generators to blades, enables us to provide our partners with highly-optimized wind turbine platforms. Furthermore, these designs and support services typically lead to sales of our power electronics and software-based control systems, which are designed for optimized performance, efficiency and grid compatibility.

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•

Grid. Through our Gridtec Solutions, our Grid business segment enables electric utilities and renewable energy project developers to connect, transmit and distribute power with exceptional efficiency, reliability and affordability. We provide transmission planning services that allow us to identify power grid congestion, poor power quality and other risks, which help us determine how our solutions can improve network performance. These services often lead to sales of grid interconnection solutions for wind farms and solar power plants, power quality systems and transmission and distribution cable systems.

Our fiscal year begins on April 1 and ends on March 31. This document refers to fiscal 2012, which is defined as the period beginning on April 1, 2012 and concluding on March 31, 2013. The first quarter of fiscal 2012 began on April 1, 2012 and concluded on June 30, 2012.

On April 4, 2012 we completed a private placement of $25.0 million of senior convertible notes (the “Convertible Notes”) with an affiliate of Heights Capital Management. On June 5, 2012, we entered into a $10.0 million Loan and Security Agreement (“Term Loan”) with Hercules Technology Growth Capital. See Liquidity and Capital Resources for further discussion of these debt arrangements.

Our cash requirements depend on numerous factors, including managing our adverse purchase commitments, maintaining compliance with the covenants and restrictions in our debt agreements, successful completion of our product development activities, ability to commercialize our product prototypes, rate of customer and market adoption of our products, collecting receivables according to established terms, and the continued availability of United States government funding during the product development phase. Significant deviations to our business plan with regard to these factors, which are important drivers to our business, could have a material adverse effect on our operating performance, financial condition, and future business prospects. We expect to pursue the expansion of our operations through internal growth, diversification of our customer base, and potential strategic alliances. See below for a discussion of liquidity and capital resources.

During March 2011, we engaged in discussions with Sinovel, formerly our largest customer, regarding the acceptance of its scheduled shipments, outstanding receivables, and the delivery of a custom solution desired by Sinovel for low voltage ride through (“LVRT”) that required a modification to our existing LVRT design. The custom design required modified software and additional hardware. Toward the end of March, Sinovel requested that we provide them with the additional hardware without additional cost. On March 31, 2011, we proposed to Sinovel that we would provide the additional hardware without additional cost if Sinovel would accept the scheduled shipments. Sinovel rejected this proposal due to what we were told was excess inventory of our components. Since Sinovel did not give us the requisite notice under our contracts that they intended to delay deliveries, we believe that these actions constitute material breaches of our contracts.

As of the date of this filing, we have not received payment from Sinovel for any outstanding receivables nor have we been notified as to when, if ever, Sinovel will accept contracted shipments that were scheduled for delivery after March 31, 2011. Additionally, based in part upon evidence obtained through an internal investigation and a criminal investigation conducted by Austrian authorities regarding the actions of a former employee of our Austrian subsidiary, we believe that Sinovel illegally obtained and used our intellectual property in violation of civil and criminal intellectual property laws. In July 2011, a former employee of our Austrian subsidiary was arrested in Austria on charges of economic espionage and fraudulent manipulation of data. In September 2011, the former employee pled guilty to the charges, and was imprisoned. The evidence presented during the court hearing showed that this former employee was contracted by Sinovel through an intermediary while employed by us and improperly obtained and transferred to Sinovel portions of our wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines. Except for portions of this 1.5MW wind turbine software, we do not believe that the source code for any other turbines, such as the 3MW, 5MW and 6MW wind turbines that were designed by and co-developed with us have been transferred to Sinovel. Moreover, we believe the evidence shows this former employee illegally used source code to develop for Sinovel a software modification to circumvent the encryption and remove technical protection measures on the PM3000 power converters in 1.5MW wind turbines in the field. We believe that only the binary code, or upper layer, of the PM3000 software developed to circumvent the encryption and remove technical protection measures was transferred to Sinovel. We do not believe that any PM3000 source code was transferred to Sinovel. These actions potentially enable Sinovel to deploy, independent of us, wind turbine control software, including a low voltage ride through solution, on all of its 1.5MW wind turbines in the field. In addition, by having the wind turbine control source code, Sinovel could potentially modify the source code to allow the use of core electrical components, including power converters, from other manufacturers.

On September 13, 2011, we commenced a series of legal actions in China against Sinovel. We filed a claim for arbitration in Beijing, China to compel Sinovel to pay us for past product shipments and to accept all contracted but not yet delivered core electrical components and spare parts under all existing contracts with us. The arbitration claim was filed with the Beijing Arbitration Commission in accordance with the terms of our supply contracts with Sinovel. We also filed civil and criminal complaints against Sinovel.

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We cannot provide any assurance as to the outcome of these legal actions. See Part II, Item 1. Legal Proceedings below for additional information regarding these legal proceedings.

Critical Accounting Policies and Estimates

The preparation of the unaudited condensed consolidated financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ under different assumptions or conditions. Except as stated below, there were no significant changes in the critical accounting policies during the three months ended June 30, 2012 that were disclosed in our Form 10-K for fiscal 2011, which ended on March 31, 2012.

Fair Value of Financial Instruments

Our financial instruments consist principally of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued expenses, derivatives, warrants, convertible notes and a term loan. The estimated fair values have been determined through information obtained from market sources and management estimates. The carrying amounts of these instruments approximate fair value. We have identified all of the derivatives associated with the Convertible Notes which include put rights to require the investor to acquire an additional $15.0 million convertible note and additional warrant, holder change of control redemption rights, issuer optional redemption rights, sale redemption rights and a right to make payment in the form of stock rather than cash if certain equity conditions are met. The derivative liability is subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a change in fair value in other income (expense) until the earlier of their exercise or expiration of the derivatives associated with the Convertible Notes. We rely on assumptions in a lattice model to determine the fair value of the derivative liability. We have appropriately valued the derivative liability within Level 3 of the valuation hierarchy. Warrants were issued in conjunction with the Convertible Notes and Term Loan. These warrants are subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a change in fair value in other income (expense) until the earlier of the warrants’ exercise or expiration. We rely on assumptions used in a Black-Scholes model to determine the fair value of the warrants. We have appropriately valued the warrants within Level 3 of the valuation hierarchy.

Results of Operations

Three months ended June 30, 2012 compared to the three ended June 30, 2011

Revenues

Total revenues increased by 217% to $28.7 million for the three months ended June 30, 2012, compared to $9.1 million for the three months ended June 30, 2011. Our revenues are summarized as follows (in thousands):

	Three months ended June 30,
	2012	2011
Revenues:
Wind	$16,511	$4,262
Grid	12,205	4,796

Total	$28,716	$9,058

Our Wind business unit accounted for 57% of total revenues for the three months ended June 30, 2012, compared to 47% for the three months ended June 30, 2011. Revenues in the Wind business unit increased 287% to $16.5 million in the three months ended June 30, 2012 from $4.3 million in the three months ended June 30, 2011. Wind business unit revenues increased primarily due to increased shipments of electrical control systems to customers in China and India.

Our Grid business unit accounted for 43% of total revenues for the three months ended June 30, 2012, compared to 53% for the three months ended June 30, 2011. Our Grid business unit revenues increased 155% to $12.2 million in the three months ended June 30, 2012 from $4.8 million for the three months ended June 30, 2011. Grid business unit revenues increased primarily due to increased D-VAR revenues.

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Revenues from significant government-funded contracts are summarized as follows (in thousands):

			Revenue Earned for the Three Months Ended June 30,
		Revenue earned
Project name	Expected total contract value	through June 30, 2012	2012	2011
HYDRA 1 & 2	$29,043	$12,480	$322	$411
LIPA I and II	40,141	40,007	29	1,309
DOE-FCL	7,898	7,384	135	232

Total	$77,082	$59,871	$486	$1,952

These significant projects represented 4% and 41% of the Grid business unit revenues for the three months ended June 30, 2012 and 2011, respectively.

Project HYDRA is a project with Consolidated Edison, Inc. which is being partially funded by the Department of Homeland Security (“DHS”). DHS is expected to invest up to a total of $29.0 million in the development of a new HTS power grid technology called FaultBlocker™ cable systems. FaultBlockerTM cable systems are designed to utilize customized Amperium™ HTS wires, and ancillary controls to deliver more power through the grid while also being able to suppress power surges that can disrupt service. On June 29, 2012, DHS committed an additional $3.3 million in funding on Project HYDRA. Of the total $29.0 million in funding expected from DHS, it has committed funding of $18.9 million to us as of June 30, 2012. Consolidated Edison and Southwire Company are our subcontractors on this project.

LIPA II is a project to install an HTS power cable using our Amperium™ wire for the Long Island Power Authority. DOE-FCL is a project to develop and demonstrate a transmission voltage SuperLimiter fault current limiter (“FCL”).

The following table sets forth customers who represented 10% or more of our total revenues for the three months ended June 30, 2012 and 2011:

	Three months ended June 30,
	2012	2011
Beijing JINGCHENG New Energy Co., Ltd.	19%	—
Karara Mining Ltd.	15%	—
INOX Wind Limited.	15%	—
Department of Energy	—	17%
Doosan Heavy Industries & Construction Co Ltd.	—	15%
Shenyang Blower Works Group Wind Power Co., Ltd.	—	13%

Cost of Revenues and Gross Margin

Cost of revenues was $17.0 million for each of the three months ended June 30, 2012 and 2011. Gross margin was 41.1% and (87.2%) for the three months ended June 30, 2012 and 2011, respectively. The increase in gross margin for the three months ended June 30, 2012 as compared to the same period in fiscal 2011 was primarily due to settlements of certain adverse purchase order liabilities resulting in a benefit to cost of revenues of $7.3 million in the three months ended June 30, 2012 as well as higher revenues, which included approximately $3 million of revenue from Chinese customers representing payment for past shipments for which revenue is being recognized upon cash collection. Costs associated with this revenue were recorded in prior periods.

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Operating Expenses

Research and development

A portion of our R&D expenditures related to externally funded development contracts has been classified as cost of revenues (rather than as R&D expenses). Additionally, a portion of R&D expenses was offset by cost-sharing funding. Our R&D expenditures are summarized as follows (in thousands):

	Three months ended June 30,
	2012	2011
R&D expenses per unaudited condensed consolidated statements of operations	$3,910	$8,136
R&D expenditures reclassified as cost of revenues	2,860	4,040
R&D expenditures offset by cost-sharing funding	94	34

Aggregated R&D expenses	$6,864	$12,210

R&D expenses (exclusive of amounts classified as cost of revenues and amounts offset by cost-sharing funding) decreased by 52% to $3.9 million for the three months ended June 30, 2012 from $8.1 million for the three months ended June 30, 2011. The decrease in R&D expenses was driven primarily by the realization of cost reduction actions that were implemented in fiscal 2011. The decrease in R&D expenditures reclassified to costs of revenue was a result of decreased activity under license and development contracts for wind turbine designs compared to the prior year. Aggregated R&D expenses, which include amounts classified as cost of revenues and amounts offset by cost-sharing funding, decreased 44% to $6.9 million for the three months ended June 30, 2012 compared to $12.2 million for the three months ended June 30, 2011.

We present aggregated R&D, which is a non-GAAP measure, because we believe this presentation provides useful information on our aggregate R&D spending and because R&D expenses as reported on the unaudited condensed consolidated statements of income have been, and may in the future be, subject to significant fluctuations solely as a result of changes in the level of externally funded contract development work, resulting in significant changes in the amount of the costs recorded as costs of revenues rather than as R&D expenses, as discussed above.

Selling, general, and administrative

SG&A expenses decreased by 37% to $13.8 million in the three months ended June 30, 2012, from $22.0 million in the three months ended June 30, 2011. The decrease in SG&A expenses was due primarily to the realization of cost reductions actions that were implemented in fiscal 2011 and costs associated with the severance of our former chief executive officer during the three months ended June 30, 2011, which did not recur.

Amortization of acquisition related intangibles

We recorded amortization expense related to our core technology and know-how, trade names and trademark intangible assets of $0.1 million and $0.3 million in the three months ended June 30, 2012 and 2011, respectively. These intangible assets are primarily as a result of our Windtec acquisition.

Restructuring

We recorded restructuring and impairment charges of $0.1 million in the three months ended June 30, 2012. These amounts consist primarily of employee severance and benefit costs related to our restructuring plan.

Operating (loss) income

Our operating (loss) income is summarized as follows (in thousands):

	Three months ended June 30,
	2012	2011
Wind	$1,301	$(24,370)
Grid	(5,343)	(10,552)
Unallocated corporate expenses	(2,086)	(3,405)

Total	$(6,128)	$(38,327)

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Our Wind segment generated operating income of $1.3 million in the three months ended June 30, 2012, compared to an operating loss of $24.4 million in the three months ended June 30, 2011. The increase in Wind business unit operating income was primarily due to the settlement of certain adverse purchase order liabilities and the realization of cost reductions which were implemented in fiscal 2011 as well as the increased revenue for the 2012 quarter.

The operating loss of our Grid segment decreased to $5.3 million in the three months ended June 30, 2012, compared to $10.6 million in the three months ended June 30, 2011. The decrease in Grid business unit operating loss was primarily due to lower operating expenses as a result of the reductions in force and reduced discretionary spending, partially offset by increased D-VAR revenues.

Unallocated corporate expenses also include stock-based compensation expense of $2.0 million and $3.5 million for the three months ended June 30, 2012 and 2011, respectively.

Change in fair value of derivatives and warrants

As a result of our completed debt financings during the three months ended June 30, 2012, we recognized a liability for derivative features embedded within the financing agreements, including the convertible feature of the Convertible Note and warrants issued in conjunction with the Convertible Note and Term Loan. We are required to value the derivative liabilities and warrants at fair value each quarter and recognize a gain or loss on the change in fair value of these instruments.

The fair value of the derivative liabilities and warrants increased by $2.4 million and resulted in an expense to our consolidated statement of operations. The primary driver of the expense was the increase in our stock price from the inception of the debt agreements to June 30, 2012.

Interest (expense) income, net

Interest expense, net, was $2.7 million in the three months ended June 30, 2012, compared to interest income of $0.2 million for the three months ended June 30, 2011. The increase in interest expense was due to the debt financings completed during the three months ended June 30, 2012.

Other income, net

Other income, net, was $0.1 million in the three months ended June 30, 2012 compared to $0.6 million for the three months ended June 30, 2011. The decrease in other income, net primarily relates to an increase in losses on minority interest investments of $0.4 million.

Income Taxes

In the three months ended June 30, 2012, we recorded an income tax benefit of $0.8 million compared to income tax expense of $0.2 million in the three months ended June 30, 2011. The decrease in income tax expense was primarily due to a refund of Chinese income taxes.

Non-GAAP Measures

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this Form 10-Q, however, should be considered in addition to, and not as a substitute for or superior to the comparable measure prepared in accordance with GAAP.

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We define non-GAAP net (loss) income as net (loss) income before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, change in fair value of derivative liabilities and warrants, non-cash interest expense, other unusual charges and any tax effects related to these items. We believe non-GAAP net (loss) income assists management and investors in comparing our performance across reporting periods on a consistent basis by excluding these non-cash or non-recurring charges that we do not believe are indicative of our core operating performance. We also regard non-GAAP net (loss) income as a useful measure of operating performance which more closely aligns net (loss) income with cash used in/provided by continuing operations. In addition, we use non-GAAP net (loss) income as a factor in evaluating management’s performance when determining incentive compensation and to evaluate the effectiveness of our business strategies. A reconciliation of non-GAAP to GAAP net (loss) income is set forth in the table below (in thousands, except per share data):

	Three months ended June 30,
	2012	2011
Net loss	$(10,275)	$(37,679)
Adverse purchase commitment (recoveries) losses, net	(7,301)	1,071
Stock-based compensation	1,994	3,466
Amortization of acquisition-related intangibles	81	304
Restructuring and impairment charges	128	—
Executive severance	—	2,066
Sinovel litigation	120	—
Consumption of zero cost-basis inventory	387	—
Change in fair value of derivatives and warrants	2,388
Non-cash interest expense	2,282

Non-GAAP net loss	$(10,196)	$(30,772)

Non-GAAP loss earnings per share	$(0.20)	$(0.61)

Weighted average shares outstanding *	51,191	50,709

*	Diluted shares are used for periods where net income is generated.

We incurred a non-GAAP net loss of ($10.2) million or ($0.20) per share, for the three months ended June 30, 2012, compared to a non-GAAP net loss of ($30.8) million, or ($0.61) per share, for the three months ended June 30, 2011. The decrease in the non-GAAP net loss was driven primarily by the factors that resulted in a lower net loss, including higher revenues, improved gross margin and lower operating expenses.

Liquidity and Capital Resources

At June 30, 2012, we had cash, cash equivalents, marketable securities and restricted cash of $87.1 million, compared to $66.2 million at March 31, 2012, an increase of $20.9 million. Our cash and cash equivalents, marketable securities and restricted cash are summarized as follows (in thousands):

	June 30, 2012	March 31, 2012
Cash and cash equivalents	$60,487	$46,279
Marketable securities	5,209	5,304
Restricted cash	21,451	14,626

Total cash, cash equivalents, marketable securities and restricted cash	$87,147	$66,209

With respect to the unaudited condensed consolidated statement of cash flows, for the three months ended June 30, 2012, net cash used in operating activities was $11.6 million compared to $57.8 million for the three months ended June 30, 2011. The decrease in net cash used in operations is due primarily to a decrease in net loss, adjusted for non-cash items of $22.3 million and a decrease in cash used for working capital of $23.9 million.

For the three months ended June 30, 2012, net cash used in investing activities was $6.8 million compared to net cash provided by investing activities of $59.8 million for the three months ended June 30, 2011. The decrease in net cash provided by investing activities for the three months ended June 30, 2012 was driven primarily by a decrease in the proceeds from the maturity of marketable securities of $90.7 million and an increase in restricted cash of $3.1 million, partially offset by a decrease in capital expenditures of $4.4 million, and the $20.6 million advance payment to The Switch, and the additional minority investment in Tres Amigas of $1.8 million during the three months ended June 30, 2011, which did not recur.

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For the three months ended June 30, 2012, net cash provided by financing activities was $32.9 million compared to $4.4 million in the three months ended June 30, 2011. The increase in net cash provided by financing activities is primarily due to the net proceeds from our financings during the period ended June 30, 2012 of $32.9 million, partially offset by a payment on borrowings under a line of credit of $4.6 million during the three months ended June 30, 2011.

At June 30, 2012, we had $16.7 million of restricted cash included in current assets, and $4.8 million of restricted cash included in long-term assets. These amounts included in restricted cash represent deposits to secure letters of credit for various supply contracts and are held in interest bearing accounts. We are working with our inventory suppliers to delay cash settlements and to reduce the gross liability associated with our adverse purchase commitments, which is approximately $17.5 million as of June 30, 2012. During the quarter ending June 30, 2012, we agreed to settle adverse purchase commitments with certain of our vendors. In conjunction with these settlements, we agreed to provide letters of credit and bank guarantees in the amount of approximately $9.0 million with expirations through January 31, 2013. The letters of credit and bank guarantees were secured with cash collateral of $8.5 million and resulted in a reduction of our adverse purchase commitments liability of $7.3 million.

As of June 30, 2012, we had three performance bonds in support of customer contracts. The total value of the outstanding performance bonds is $3.5 million with expiration dates through March 2014. In the event that the payment is made in accordance with the requirements of any of these performance bonds, we would record the payment as an offset to revenue.

On April 4, 2012, we completed a private placement of $25.0 million of Convertible Notes. The Convertible Notes bear interest of 7% and have an initial conversion price of $4.85 per share. The Convertible Notes are payable in monthly installments beginning four months from issuance and ending on October 4, 2014. Monthly payments are payable in cash or common stock at our option, subject to certain trading volume, stock price and other conditions. The Convertible Notes contain certain covenants and restrictions, including, among others, that for so long as the Convertible Notes are outstanding, we will not incur any indebtedness (other than permitted indebtedness under the Convertible Notes), permit liens on our properties (other than permitted liens under the Convertible Notes), make payments on junior securities or make dividends. The Convertible Notes also contain limitations on the transfer of certain assets. Events of default under the Convertible Notes include failure to pay principal or interest as due on the Convertible Notes, failure to deliver registered shares of common stock upon the holders request for conversion of part or all of the Convertible Notes, failure to maintain our common stock eligible for trading on defined markets, cross defaults to other material indebtedness, receipt of uninsured judgments against us in excess of defined limits and other administrative covenants, as defined in the Convertible Notes and related documentation. Upon an event of default, the holders may require us to redeem all or any portion of the outstanding principal amount of the Convertible Notes in cash plus a penalty specified in the agreement. In addition, if we fail to maintain an effective registration statement covering common stock to be used in settling obligations under the Convertible Notes, we will be required to pay a penalty specified in the agreement.

On June 5, 2012, we entered into a Loan and Security Agreement with Hercules Technology Growth Capital, under which we borrowed $10.0 million. The Term Loan bears interest at a floating per annum rate equal to 11% plus the percentage, if any, by which the prime rate exceeds 3.75%. We will make interest only payments beginning July 1, 2012 and continuing through October 1, 2012, after which we will repay the Term Loan in equal monthly installments ending on December 1, 2014. The Term Loan contains certain covenants that restrict our ability to, among other things, incur or assume certain debt, merge or consolidate, materially change the nature of our business, make certain investments, acquire or dispose of certain assets, make guaranties or grant liens on its assets, make certain loans, advances or investments, declare dividends or make distributions or enter into transactions with affiliates. In addition, the Term Loan contains a covenant which requirements us to maintain a minimum unrestricted cash balance in the United States of at least $10.0 million at the inception of the Term Loan, which will decrease starting November 1, 2012 and monthly thereafter by the amount of principal paid. The events of default under the Term Loan include, but are not limited to, failure to pay amounts due, breaches of covenants, bankruptcy events, cross defaults under other material indebtedness and the occurrence of a material adverse effect and/or change in control. In the case of a continuing event of default, the Lender may, among other remedies, declare due all unpaid principal amounts outstanding and any accrued but unpaid interest and foreclose on all collateral granted to the Lender as security under the Term Loan.

Although we are in and expect to remain in compliance with covenants and restrictions on the Convertible Notes and Term Loan as of the date of this Quarterly Report on Form 10-Q, there can no assurance that we will continue to be in compliance. If we fail to stay in compliance with our covenants or suffer some other event of default, we may be forced to repay the outstanding principle of one or both of our debt obligations. In the case of the Convertible Note, such an event of default would also include the requirement to pay a penalty as defined in the agreement. Should this occur, our liquidity would be adversely affected.

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At June 30, 2012, we had cash, cash equivalents, and marketable securities of $65.7 million. We experienced a substantial decline in revenues, incurred a net loss of $136.8 million and used $141.0 million of cash for operations during the fiscal year ended March 31, 2012. As a result, we reduced our global workforce by approximately 50% and consolidated certain business operations in three locations to reduce facility costs. As of June 30, 2012, we had a global workforce of approximately 430 persons.

We expect that our cost reduction efforts and anticipated revenue growth will result in a substantial reduction in cash used for operations during the fiscal year ended March 31, 2013. We plan to closely monitor our expenses and if required, expect to further reduce operating costs and capital spending to enhance liquidity.

We believe that our available cash, together with additional reductions in operating costs and capital expenditures that we expect to make if necessary, will be sufficient to fund our operations, capital expenditures and any scheduled cash payments under our debt obligations through June 30, 2013. Our liquidity is highly dependent on our ability to profitably grow revenues, successfully manage adverse purchase commitments, fund and maintain compliance with the covenants and restrictions on our debt obligations, and raise additional capital, as required. We may seek additional financing however; there can be no assurance that financing will be available on commercially acceptable terms or at all.

Legal Proceedings

We are involved in legal and administrative proceedings and claims of various types. See Part II, Item 1, “Legal Proceedings,” for additional information. We record a liability in our consolidated financial statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. We review these estimates each accounting period as additional information is known and adjust the loss provision when appropriate. If a matter is both probable to result in liability and the amounts of loss can be reasonably estimated, we estimate and disclose the possible loss or range of loss. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating transactions that are not required to be reflected on our balance sheet except as discussed below.

We occasionally enter into construction contracts that include a performance bond. As these contracts progress, we continually assess the probability of a payout from the performance bond. Should we determine that such a payout is probable, we would record a liability.

In addition, we have various contractual arrangements in which minimum quantities of goods or services have been committed to be purchased on an annual basis.

Recent Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011. We early adopted ASU 2011-05 and it did not have a material impact on our consolidated results of operations, financial condition, or cash flows.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08, Intangibles — Goodwill and Other (Topic 350). ASU 2011-08 allows entities to first assess qualitatively whether it is necessary to perform the two-step goodwill impairment test. If an entity believes, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step goodwill impairment test is required. An entity has the unconditional option to bypass the qualitative assessment and proceed directly to performing the first step of the goodwill impairment test. ASU 2011-08 is effective for our first quarter of fiscal 2013 but is eligible for early adoption. We do not believe adoption of this standard will have an impact on our consolidated results of operations, financial condition, or cash flows.

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In December 2011, the FASB issued Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210)-Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). The update requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. ASU 2011-11 is effective for our first quarter of fiscal 2014. We are currently evaluating the impact of adopting ASU 2011-11, but currently believe there will be no significant impact on our consolidated results of operations, financial condition, or cash flows.

We do not believe that other recently issued accounting pronouncements will have a material impact on our financial statements.

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ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We face exposure to financial market risks, including adverse movements in foreign currency exchange rates and changes in interest rates. These exposures may change over time as our business practices evolve and could have a material adverse impact on our financial results.

Interest Rate Risk

Our exposure to interest rate risk through financial instruments includes investments in marketable securities as well as our Term Loan that carries a variable interest rate. To manage the interest rate exposure on our investments, our strategy is to invest in short-term, highly liquid investments. Our investments in marketable securities consist primarily of government-backed securities and commercial paper and are designed, in order of priority, to preserve principal, provide liquidity, and maximize income. Investments are monitored to limit exposure to instruments responsible for the recent turmoil in the credit markets. Interest rates are variable and fluctuate with current market conditions. Our Term Loan bears interest at a floating per annum rate equal to 11% plus the percentage, if any, by which the prime rate exceeds 3.75%. We do not believe that a 10% change in interest rates would have a material impact on our financial position or results of operations. Our Convertible Note bears a fixed interest rate of 7%; however upon the occurrence on an event of default pursuant to the Note, the interest rate would increase to 15%.

Foreign currency exchange risk

The functional currency of each of our foreign subsidiaries is the U.S. dollar, except for AMSC Austria, for which the local currency (Euro) is the functional currency, and AMSC China, for which the local currency (Renminbi) is the functional currency. The assets and liabilities of AMSC Austria and AMSC China are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and income and expense items are translated at average rates for the period. Cumulative translation adjustments are excluded from net income (loss) and shown as a separate component of stockholders’ equity.

We face exposure to movements in foreign currency exchange rates whenever we, or any of our subsidiaries, enter into transactions with third parties that are denominated in currencies other than our functional currency. Intercompany transactions between entities that use different functional currencies also expose us to foreign currency risk. Gross margins of products we manufacture in the U.S and sell in currencies other than the U.S. dollar are also affected by foreign currency exchange rate movements. In addition, a portion of our earnings is generated by our foreign subsidiaries, whose functional currencies are other than the U.S. dollar, and our revenues and earnings could be materially impacted by movements in foreign currency exchange rates upon the translation of the earnings of such subsidiaries into the U.S. dollar.

Foreign currency transaction gains included in net (loss) income were $0.9 million and $1.2 million for the three months ended June 30, 2012 and 2011, respectively.

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ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2012. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on that evaluation of our disclosure controls and procedures as of June 30, 2012, our Chief Executive Officer and Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

Between April 6, 2011 and May 12, 2011, seven putative securities class action complaints were filed against us and two of our officers in the United States District Court for the District of Massachusetts; one complaint additionally asserted claims against the underwriters who participated in our November 12, 2010 securities offering. On June 7, 2011, the United States District Court for the District of Massachusetts consolidated these actions under the caption Lenartz v. American Superconductor Corporation, et al., Docket No. 1:11-cv-10582-WGY. On August 31, 2011, Lead Plaintiff, the Plumbers and Pipefitters National Pension Fund, filed a consolidated amended complaint against us, our officers and directors, and the underwriters who participated in our November 12, 2010 securities offering, asserting claims under sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as well as under sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the “Securities Act”). The complaint alleges that during the relevant class period, we and our officers omitted to state material facts and made materially false and misleading statements relating to, among other things, our projected and recognized revenues and earnings, as well as our relationship with Sinovel Wind Group Co., Ltd. that artificially inflated the value of our stock price. The complaint further alleges that our November 12, 2010 securities offering contained untrue statements of material facts and omitted to state material facts required to be stated therein. The plaintiffs seek unspecified damages, rescindment of our November 12, 2010 securities offering, and an award of costs and expenses, including attorney’s fees. All defendants moved to dismiss the consolidated amended complaint. On December 16, 2011, the district court issued a summary order declining to dismiss the Securities Act claims against us and our officers, and taking under advisement the motion to dismiss the Exchange Act claims against us and our officers and the motion to dismiss the Securities Act claims made against the underwriters. On July 26, 2012, the district court dismissed the Exchange Act claims against us and our officers and denied the motion to dismiss the Securities Act claims made against the underwriters.

Between May 4, 2011 and June 17, 2011, four putative shareholder derivative complaints were filed against us (as a nominal defendant) and certain of our directors in the United States District Court for the District of Massachusetts. On July 5, 2011, the District Court consolidated three of these actions, and that matter is now captioned In re American Superconductor Corporation Derivative Litigation, Docket No. 1:11-cv-10784-WGY. On June 1, 2011, the plaintiff in the fourth action, Marlborough Family Revocable Trust v. Yurek, et al., moved to voluntarily dismiss its complaint and refiled its complaint in Superior Court for the Commonwealth of Massachusetts, Middlesex County. On September 7, 2011, the Marlborough action and another putative shareholder derivative complaint filed in Superior Court for the Commonwealth of Massachusetts were consolidated. That consolidated matter is captioned Marlborough Family Revocable Trust v. Yurek, et al., Docket No. 11-1961. On January 12, 2012, an additional shareholder derivative complaint was filed in the Court of Chancery for the State of Delaware. That matter is captioned Krasnoff v. Budhraja, et al., Docket No. 7171. The allegations of the derivative complaints mirror the allegations made in the putative class action complaints described above. The plaintiffs purport to assert claims against the director defendants for breach of fiduciary duty, abuse of control, gross mismanagement, unjust enrichment and corporate waste. The plaintiffs seek unspecified damages on behalf of us, as well as an award of costs and expenses, including attorney’s fees.

If a matter is both probable to result in liability and the amounts of loss can be reasonably estimated, we estimate and disclose the possible loss or range of loss. With respect to the above referenced litigation matters, such an estimate cannot be made. There are numerous factors that make it difficult to meaningfully estimate possible loss or range of loss at this stage of these litigation matters, including that: the proceedings are in relatively early stages, there are significant factual and legal issues to be resolved, information obtained or rulings made during the lawsuits could affect the methodology for calculation of rescission and the related statutory interest rate. In addition, with respect to claims where damages are the requested relief, no amount of loss or damages has been specified. Therefore, we are unable at this time to estimate possible losses. We believe that these litigations are without merit, and we intend to defend these actions vigorously. Therefore no adjustment has been made to the financial statements to reflect the outcome of these uncertainties.

On September 13, 2011, we commenced a series of legal actions in China against Sinovel Wind Group Co. Ltd. (“Sinovel”). Our Chinese subsidiary, Suzhou AMSC Superconductor Co. Ltd., filed a claim for arbitration with the Beijing Arbitration Commission in accordance with the terms of our supply contracts with Sinovel. The case is captioned (2011) Jin Zhong An Zi No. 0963. On March 31, 2011, Sinovel refused to accept contracted shipments of 1.5 megawatt (MW) and 3 MW wind turbine core electrical components and spare parts that we were prepared to deliver. We allege that these actions constitute material breaches of our contracts because Sinovel did not give us notice that it intended to delay deliveries as

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required under the contracts. Moreover, we allege that Sinovel has refused to pay past due amounts for prior shipments of core electrical components and spare parts. We are seeking compensation for past product shipments and retention (including interest) in the amount of approximately RMB 485 million ($76 million) due to Sinovel’s breaches of our contracts. We are also seeking specific performance of our existing contracts as well as reimbursement of all costs and reasonable expenses with respect to the arbitration. The value of the undelivered components under the existing contracts, including the deliveries refused by Sinovel in March 2011, amounts to approximately RMB 4.6 billion ($720 million).

On October 8, 2011, Sinovel filed with the Beijing Arbitration Commission an application under the caption (2011) Jing Zhong An Zi No. 0963, for a counterclaim against us for breach of the same contracts under which we filed our original arbitration claim. Sinovel claimed, among other things, that the goods supplied by us do not conform to the standards specified in the contracts and claimed damages in the amount of approximately RMB 370 million ($58 million). On October 17, 2011, Sinovel filed with the Beijing Arbitration Commission a request for change of counterclaim to increase its damage claim to approximately RMB 1 billion ($157 million). On December 22, 2011, Sinovel filed with the Beijing Arbitration Commission an additional request for change of counterclaim to increase its damages claim to approximately RMB 1.2 billion ($190 million). On February 27, 2012, Sinovel filed with the Beijing Arbitration Commission an application under the caption (2012) Jing Zhong An Zi No. 0157, against us for breach of the same contracts under which we filed our original arbitration claim. Sinovel claimed, among other things, that the goods supplied by us do not conform to the standards specified in the contracts and claimed damages in the amount of approximately RMB 105 million ($17 million). We believe that Sinovel’s claims are without merit and we intend to defend these actions vigorously. Since the proceedings in this matter are in relatively early stages, we cannot reasonably estimate possible losses or range of losses at this time.

We also submitted a civil action application to the Beijing No. 1 Intermediate People’s Court under the caption (2011) Yi Zhong Min Chu Zi No. 15524, against Sinovel for software copyright infringement on September 13, 2011. The application alleges Sinovel’s unauthorized use of portions of our wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines and the binary code, or upper layer, of our software for our PM3000 power converters in 1.5MW wind turbines. In July 2011, a former employee of our Austrian subsidiary was arrested in Austria on charges of economic espionage and fraudulent manipulation of data. In September 2011, the former employee pled guilty to the charges, and was imprisoned. As a result of our internal investigation and a criminal investigation conducted by Austrian authorities, we believe that this former employee was contracted by Sinovel through an intermediary while employed by us and improperly obtained and transferred to Sinovel portions of our wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines. Moreover, we believe the former employee illegally used source code to develop for Sinovel a software modification to circumvent the encryption and remove technical protection measures on the PM3000 power converters in 1.5MW wind turbines in the field. We are seeking a cease and desist order with respect to the unauthorized copying, installation and use of our software, monetary damages of approximately RMB 38 million ($6 million) for our economic losses and reimbursement of all costs and reasonable expenses. The Beijing No. 1 Intermediate People’s Court accepted the case, which was necessary in order for the case to proceed. In November 2011, Sinovel filed a motion to remove this case from the Beijing No. 1 Intermediate People’s Court and to transfer the matter to the Beijing Arbitration Commission. On February 14, 2012, the court denied Sinovel’s motion to remove the case. On February 21, 2012, Sinovel filed an appeal of the Beijing No. 1 Intermediate People’s Court decision to the Beijing Higher People’s Court. On April 25, 2012, the Beijing Higher People’s Court issued a final Civil Ruling which supports the Beijing No.1 Intermediate People’s Court’s civil ruling and rejected Sinovel’s appeal. Sinovel has filed an appeal of the Beijing Higher People’s Court’s decision with China’s Supreme People’s Court. On June 18, 2012, Sinovel filed a new motion to remove this case form the Beijing No. 1 Intermediate People’s Court to the court located in Gansu Province.

We submitted a civil action application to the Beijing Higher People’s Court against Sinovel and certain of its employees for trade secret infringement on September 13 2011 under the caption (2011) Gao Min Chu Zi No. 4193. The application alleges the defendants’ unauthorized use of portions of our wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines as described above with respect to the Copyright Action. We are seeking monetary damages of RMB 2.9 billion ($453 million) for the trade secret infringement as well as reimbursement of all costs and reasonable expenses. The Beijing Higher People’s Court has accepted the case, which was necessary in order for the case to proceed. On December 22, 2011 the Beijing Higher People’s Court transferred the case to the Beijing No. 1 Intermediate People’s Court under the caption (2011) Gao Min Chu Zi No. 4193. On June 7, 2012, we received the Acceptance Notice form the Beijing No.1 Intermediate People’s Court under the caption (2012) Yi Zhong Min Chu Zi No.6833. We are currently awaiting notice from the Beijing No. 1 Intermediate People’s Court regarding the first hearing date.

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On September 16, 2011, we filed a civil copyright infringement complaint in the Hainan Province No. 1 Intermediate People’s Court against Dalian Guotong Electric Co. Ltd. (“Guotong”), a supplier of power converter products to Sinovel, and Huaneng Hainan Power, Inc. (“Huaneng”), a wind farm operator that has purchased Sinovel wind turbines containing Guotong power converter products. The case is captioned (2011) Hainan Yi Zhong Min Chu Zi No. 62. The application alleges that our PM1000 converters in certain Sinovel wind turbines have been replaced by converters produced by Guotong. Because the Guotong converters are being used in wind turbines containing our wind turbine control software, we believe that our copyrighted software is being infringed. We are seeking a cease and desist order with respect to the unauthorized use of our software, monetary damages of RMB 1.2 million ($0.2 million) for our economic losses (with respect to Guotong only) and reimbursement of all costs and reasonable expenses. The court has accepted the case, which was necessary in order for the case to proceed. In addition, upon the request of the defendant Huaneng, Sinovel has been added by the court to this case as a defendant and Huaneng has been released from this case. In December 2011, Sinovel filed a jurisdiction opposition motion requesting dismissal by the Hainan Province No. 1 Intermediate People’s Court, saying the case should be governed by the Beijing Arbitration Commission. On February 3, 2012, we received the Civil Ruling from the court, which granted Sinovel’s motion, and dismissed the entire case. We appealed the court’s ruling to the Hainan Higher Court, which on April 5, 2012 upheld the decision of the Hainan Province No. 1 Intermediate People’s Court. On April 9, 2012, we filed an appeal of the Hainan Higher Court’s decision with China’s Supreme People’s Court. The Supreme Court accepted the appeal on May 23, 2012. The case is captioned, (2012) Min Shen Zi No. 630.

Ghodawat Energy Pvt Ltd (“Ghodawat”), a company registered in India carrying on the business of wind power development, lodged a Request for Arbitration with the Secretariat of the ICC International Court of Arbitration on May 12, 2011 and named AMSC Windtec GmbH (“AMSC Austria”) as the Respondent. Under the Request for Arbitration, Ghodawat alleges that AMSC Austria breached an agreement dated March 19, 2008 pursuant to which AMSC Austria granted a license to Ghodawat to manufacture, use, sell, market, erect, commission and maintain certain wind turbines using its technical information and wind turbine design (the “License Agreement”). Under the Request for Arbitration, Ghodawat’s claims in this arbitration amount to approximately €18 million ($24 million). AMSC Austria filed an Answer to Request for Arbitration and Counterclaim (“Answer and Counterclaim”), in which AMSC Austria denied Ghodawat’s claims in their entirety. AMSC Austria has also submitted counterclaims under the License Agreement against Ghodawat in the amount of approximately €6 million ($9.0 million). Ghodawat has filed a Reply to Answer to Request for Arbitration and Counterclaim in which it denies AMSC Austria’s counterclaims. The arbitration proceedings are currently ongoing. We have recorded a loss contingency based on our assessment of probable losses on this claim; however, this amount is immaterial to our consolidated financial statements.

ITEM 1A.	RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2012, which could materially affect our business, financial condition or future results. To the best of our knowledge, as of the date of this report there has been no material change in any risk factors described in our Annual Report on Form 10-K.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4.	MINE SAFETY DISCLOSURES

Not Applicable

ITEM 5.	OTHER INFORMATION

None

ITEM 6.	EXHIBITS

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this quarterly report, which Exhibit Index is incorporated herein by this reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: August 3, 2012	By:	/s/ DAVID A. HENRY
David A. Henry
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Senior Convertible Note, dated as of April 4, 2012, between the Registrant and Capital Ventures International

4.2	Series A Warrant, dated as of April 4, 2012, between the Registrant and Capital Ventures International

10.1	Securities Purchase Agreement, dated April 4, 2012, by and among the Registrant and Capital Ventures International (1)

10.2	Registration Rights Agreement, dated April 4, 2012, by and among the Registrant and Capital Ventures International (2)

10.3	Loan and Security Agreement, dated as of June 5, 2012, between the Registrant and Hercules Technology Growth Capital, Inc. (3)

10.4	Warrant Agreement, dated as of June 5, 2012, between the Registrant and Hercules Technology Growth Capital, Inc. (4)

10.5	Executive Severance Agreement dated as of January 30, 2012 between the Registrant and James F. Maguire

10.6	First Amendment to Executive Severance Agreement, effective as of May 9, 2012, between the Registrant and James F. Maguire

31.1	Chief Executive Officer—Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Chief Financial Officer—Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Chief Executive Officer—Certification pursuant to Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Chief Financial Officer—Certification pursuant to Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document.**

101.SCH	XBRL Taxonomy Extension Schema Document.**

101.CAL	XBRL Taxonomy Calculation Linkbase Document.**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.**

101.LAB	XBRL Taxonomy Label Linkbase Document.**

101.PRE	XBRL Taxonomy Presentation Linkbase Document.**

(1)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2012 (Commission file No. 000-19672).
(2)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2012 (Commission file No. 000-19672).
(3)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 6, 2012 (Commission file No. 000-19672).
(4)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 6, 2012 (Commission file No. 000-19672).
**	submitted electronically herewith

Attached as Exhibits 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) Condensed Consolidated Statements of Income for the three months ended June 30, 2012 and 2011, (ii) Condensed Consolidated Balance Sheets as of June 30, 2012 and March 31, 2012, (iii) Condensed Consolidated Statements of Comprehensive (Loss) Income for the three months ended June 30, 2012 and 2011, (iv) Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2012 and 2011, and (v) Notes to Condensed Consolidated Financial Statements.

In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this Quarterly Report on Form 10-Q is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

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Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH THE FOREGOING, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS (UNLESS SUCH SECURITIES ARE ELIGIBLE TO BE SOLD WITHOUT RESTRICTION OR HAVE BEEN SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT), CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. “TRANSFER” MEANS ANY SALE, ASSIGNMENT OR OTHER TRANSFER. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

AMERICAN SUPERCONDUCTOR CORPORATION

SENIOR CONVERTIBLE NOTE

Issuance Date: April 4, 2012	Original Principal Amount: U.S. $25,000,000

FOR VALUE RECEIVED, American Superconductor Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of Capital Ventures International or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether on the Maturity Date or any Installment Date with respect to the corresponding Installment Amount due (each as defined below), or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of a series of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) either on the Initial Closing Date (as defined below) or, if applicable, on the Additional Closing Date (as defined below) (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 31.

1. PAYMENTS OF PRINCIPAL. On each Installment Date (which includes the Maturity Date), the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8. On the Maturity Date, the Company shall pay to the Holder an amount in cash, shares of Common Stock or a combination thereof in accordance with Section 8 representing all outstanding Principal and accrued and unpaid Interest. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest.

2. INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Issuance Date and shall (i) be computed on the basis of a 360-day year and twelve 30-day months, (ii) shall compound each month and (iii) shall be payable on each Installment Date in accordance with Section 8 below or otherwise in accordance with the terms of this Note.

(b) Prior to the payment of Interest on an Installment Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date in accordance with Section 3(b)(i), on each Installment Date in accordance with Section 8 below or upon any redemption in accordance with Section 11. From and after the occurrence and during the continuance of an Event of Default (as defined below), the Interest Rate shall be increased to fifteen percent (15.0%). In the event that such Event of Default is subsequently cured, the automatic increase to the Interest Rate referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3. CONVERSION OF NOTES. This Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fractional shares of Common Stock upon conversion of any portion of the outstanding and unpaid Conversion Amount. If any fractional share of Common Stock would be issuable upon the conversion of any portion of the outstanding Conversion Amount, the Company shall round such fractional share of Common Stock to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance of stock certificates, if any, in respect of shares of Common Stock deliverable upon conversion of any Conversion Amount. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in any name other than that of the Holder of this Note.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, plus all accrued and unpaid Interest with respect to such portion of the Principal.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $4.85, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 5:00 p.m., New York City time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Company shall (1) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) otherwise issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If required by Section 3(c)(ii), within three (3) Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 19(b)) to the Company. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. Subject to Section 3(d)(i), the Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. In the event of a partial conversion of this Note pursuant hereto, the Principal amount converted shall be deducted from the Installment Amount(s) relating to the Installment Date(s) as set forth in the applicable Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”) and if on or after such Share Delivery Deadline the Holder (or any other Person in respect, or on behalf, of the Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after receipt of the Holder’s written request and in the Holder’s discretion, either: (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii).

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the Holder of this Note shall treat the Person recorded in the Register as the owner of this Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, together with any required documentation under the Transaction Documents (as defined in the Securities Purchase Agreement) including any legal opinions, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 19, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Business Days of its receipt of (I) such a request and (II) the required documentation under the Transaction Documents including any legal opinions with respect to such transfer, then the Register shall be automatically updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d) Limitations on Conversions.

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof, and the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder the Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act (as defined in the Securities Purchase Agreement) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note or securities issued pursuant to the Securities Purchase Agreement. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of Notes.

(ii) Principal Market Regulation. The Company shall not issue any shares of Common Stock upon conversion of this Note or otherwise pursuant to the terms of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes or otherwise pursuant to the terms of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, no Buyer (as defined in the Securities Purchase Agreement) shall be issued in the aggregate, upon conversion of any Notes or any other issuance pursuant to the terms of the Notes, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Issuance Date multiplied by (ii) the quotient of (1) the aggregate maximum original principal amount of Notes issued or issuable to such Buyer pursuant to the Securities Purchase Agreement at any Closing (as defined in the Securities Purchase Agreement) divided by (2) the maximum aggregate original principal amount of all Notes issued or issuable to the Buyers pursuant to the Securities Purchase Agreement at any Closing (with respect to each Buyer, the “Exchange Cap Allocation”). In the event that any Buyer shall sell or otherwise transfer any of such Buyer’s Notes, the transferee shall be allocated a pro rata portion of such Buyer’s Exchange Cap Allocation with respect to such portion of such Notes so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a holder’s Notes, the difference (if any) between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder upon such holder’s conversion in full of such Notes shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the shares of Common Stock underlying the Notes then held by each such holder. In the event that the Company is prohibited from issuing shares of Common Stock pursuant to this Section 3(d)(ii) (the “Exchange Cap Shares”), the Company shall pay cash in exchange for the cancellation of such shares of Common Stock at a price equal to the sum of (i) the product of (x) such number of Exchange Cap Shares and (y) the Closing Sale Price on the Trading Day immediately preceding the date such Exchange Cap Shares would otherwise be required to be delivered to the Holder hereunder and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Exchange Cap Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the suspension from trading or the failure of the Common Stock to be traded or listed (as applicable) on an Eligible Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of 30 days in any 365-day period;

(ii) the Company’s (A) failure to cure a Conversion Failure with respect to this Note or a Delivery Failure (as defined in the Warrants) with respect to Warrants held by the Holder, as applicable, by delivery of the required number of shares of Common Stock within ten (10) Trading Days after Conversion Date or exercise date, as applicable, or (B) notice, written or oral, to the Holder of this Note or, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into shares of Common Stock that is requested in accordance with the provisions of the Notes, other than pursuant to Section 3(d), or a request for exercise of the Warrants for Warrant Shares (as defined in the Warrants) in accordance with the provisions of the Warrants held by the Holder;

(iii) the Company’s breach of the provision of Section 10(b) of this Note;

(iv) the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or, subject to the delivery of a written notice by the Holder to the Company, pursuant to any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest when and as due, in which case only if such failure remains uncured for a period of at least five (5) days;

(v) the Company’s failure to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of this Note or any Warrant held by the Holder as and when required by such Note or Warrant or the Securities Purchase Agreement, unless otherwise not in accordance with state or federal securities laws, and any such failure remains uncured for at least five (5) days;

(vi) the occurrence of any default under, redemption of or acceleration prior to maturity of an aggregate amount of Indebtedness (as defined in the Securities Purchase Agreement) in excess of $2,000,000 of the Company or any of its Subsidiaries, other than with respect to any Other Notes;

(vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Significant Subsidiary and, if instituted against the Company or any Significant Subsidiary by a third party, which shall not be dismissed within thirty (30) days of their initiation;

(viii) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(ix) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Significant Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Significant Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and, in each case, the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(x) except with respect any present or future claims relating to the controversies existing as of the date hereof and disclosed on Schedule 4(a)(x) attached hereto, a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(xi) except with respect any present or future claims relating to the controversies existing as of the date hereof and disclosed on Schedule 4(a)(xi) attached hereto, the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $2,000,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $2,000,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(xii) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any material representation, warranty, covenant or other term or condition of any Transaction Document (as defined in the Securities Purchase Agreement), except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of ten (10) consecutive Trading Days after notice to the Company from a Holder;

(xiii) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of clauses (a) to (g) of Section 13 of this Note; or

(xiv) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note, the Company shall promptly, but in no event later than two (2) Business Day after becoming aware of such Event of Default, deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the

Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed in cash by the Company at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under this Section 4(b) (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), until the Event of Default Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to the terms of this Note. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the Event of Default Redemption Notice. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty

5. RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (or, if prior to the consummation of such Fundamental Transaction, such applicable agreement requires the assumption of) all of the obligations of the Company under this Note and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 5(a), including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes, and satisfactory to the Holder and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 16, which shall continue to be receivable thereafter) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b) Notice of a Change of Control; Redemption Right. No earlier than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (w) the Change of Control Redemption Premium multiplied by (y) the Conversion Amount being redeemed, (ii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the applicable Change of Control and (2) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice by (II) the Conversion Price then in effect at the time of delivery by the Holder of the Change of Control Redemption Notice and (iii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the shares of Common Stock upon consummation of such Change of Control (any such non-cash consideration constituting publicly-traded securities shall be valued at the highest of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price of such securities on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of such securities on the Trading Day immediately prior to the public announcement of such proposed Change of Control) divided by (II) the Conversion Price then in effect (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with such Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the Change of Control Redemption Notice. In the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

6. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for consideration per share (the “New Issuance Price”) less than the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”) (other than a stock dividend or other distribution of shares of Common Stock to all holders of Common Stock) (such number being appropriately adjusted to reflect the occurrence of any event described in Section 7(b)), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Applicable Price and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price, the consideration per share and the New Issuance Price under this Section 7(a)), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options referred to in Section 7(a)(i), the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities referred to in Section 7(a)(i) or 7(a)(ii), or the rate at which any Convertible Securities referred to in Section 7(a)(i) or 7(a)(ii) are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Option or Convertible Security or Adjustment Right is issued or deemed issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) or Adjustment Right (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received or receivable by the Company minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable) or Adjustment Right (as applicable). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the average VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 5 or Section 7(a), if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 5 or Section 7(a), if the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c) Holder’s Right of Alternative Conversion Price. Subject to Section 4(n) of the Securities Purchase Agreement, in addition to and not in limitation of the other provisions of this Section 7, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) after the Subscription Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock pursuant to such Options or Convertible Securities, as applicable, at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of such agreement and/or the issuance of such Convertible Securities or Options, as applicable. Subject to Section 4(n) of the Securities Purchase Agreement, from and after the date the Company enters into such agreement or issues any such Convertible Securities or Options with a Variable Price, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of this Note by designating in the Conversion Notice delivered upon any conversion of this Note that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Conversion Price then in effect. The Holder’s election to rely on a Variable Price for a particular conversion of this Note shall not obligate the Holder to rely on a Variable Price for any future conversion of this Note.

(d) Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 7(d) will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s Board of Directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(e) Calculations. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

8. COMPANY INSTALLMENT CONVERSION OR REDEMPTION.

(a) General. On each applicable Installment Date, the Company shall pay to the Holder of this Note the applicable Installment Amount due on such date by converting such Installment Amount in accordance with this Section 8 (a “Company Conversion”); provided, however, the Company may, at its option as described below, pay all or any part of such Installment Amount by redeeming such Installment Amount in cash (a “Company Redemption”) or by any combination of a Company Conversion and a Company Redemption so long as the entire amount of such Installment Amount due shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 8, provided further that the Company shall not be entitled to effect a Company Conversion with respect to any portion of such Installment Amount and shall be required to elect and to pay the entire amount of such Installment Amount in cash pursuant to a Company Redemption if on the applicable Installment Notice Due Date or on the applicable Installment Date (as the case may be) there is an Equity Conditions Failure, except that a Company Conversion may still occur on the applicable Installment Date in accordance with Section 8(c) with the written consent of the Holder if the Company properly elected a Company Conversion with respect to such Installment Date, provided further that, notwithstanding the foregoing, if (i) the Company has elected to effect a Company Conversion pursuant to this Section 8 with respect to the applicable Installment Date, (ii) the Company is permitted pursuant to this Section 8 to effect such Company Conversion on such Installment Date (without regard to any failure to satisfy Section 3(d)(i) of this Note in accordance with clause (iv) of the definition of “Equity Conditions”) and (iii) if such Company Conversion would otherwise violate Section 3(d)(i) of this Note, the Installment Amount of the Holder for such Installment Date shall be automatically reduced until such reduced Installment Amount would no longer result in a violation of Section 3(d)(i) if such Company Conversion were effected (the amount of such reduction is referred to herein as the “Designated Specified Amount”), and such Designated Specified Amount shall be automatically deferred to the immediately subsequent Installment Date (or such other Installment Date as elected in a writing delivered to the Company by the Holder). For the avoidance of doubt, after giving effect to such reduction of the Designated Specified Amount, clause (iv) of the definition of “Equity Conditions” shall be deemed to be satisfied with respect to such Company Conversion.

(b) Mechanics of Company Installment Payments. On or prior to the date which is the thirteenth (13th) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, a “Company Installment Notice” and the date all of the holders receive such notice is referred to as to the “Company Installment Notice Date”), to each holder of Notes and such Company Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of such holder’s Note shall be converted in whole pursuant to a Company Conversion or (B) (1) state that the Company elects to redeem, or is required to elect and redeem in accordance with the provisions of the Notes, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption and (2) specify the portion of the applicable Installment Amount which the Company elects, or is required to elect and redeem, pursuant to a Company Redemption (such amount to be redeemed in cash, the “Company Redemption Amount”) and the portion of the applicable Installment Amount, if any, with respect to which the Company will, and is permitted to, effect a Company Conversion (such amount of the applicable Installment Amount so specified to be so converted pursuant to this Section 8 (subject to adjustment pursuant to Section 8(f) below) is referred to herein as the “Company Conversion Amount”), which amounts when added together, must equal the entire applicable Installment Amount, (ii) specify whether any Additional Installment Amounts (as defined below) with respect to such Installment Date will be converted pursuant to a Company Conversion or, at the sole election of the Company, paid pursuant to a Company Redemption, in accordance with this Section 8(b) and Section 8(f) below, and (iii) if the applicable Installment Amount is to be paid, in whole or in part, pursuant to a Company Conversion, certify that there is not then an Equity Conditions Failure as of the date of the applicable Company Installment Notice. Each Company Installment Notice shall be irrevocable and may not be revoked by the Company. If the Company elects not to deliver, or any Company Installment Notice is not timely delivered, a Company Installment Notice in accordance with this Section 8 with respect to a particular Installment Date, then the Company shall be deemed to have delivered an irrevocable Company Installment Notice confirming a Company Conversion of the entire Installment Amount payable on such Installment Date and shall be deemed to have certified that there is not then an Equity Conditions Failure on the applicable Installment Notice Due Date and the applicable Installment Date. For the avoidance of doubt, no failure to deliver a Company Installment Notice will result in an Event of Default to the extent that, pursuant to this Section 8(b), the Company is permitted to elect a Company Conversion with respect to such Installment Date. Except as expressly provided in this Section 8(b), the Company shall convert and/or redeem the applicable Installment Amount of this Note pursuant to this Section 8 and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of the applicable Installment Amount being converted and/or redeemed hereunder. The applicable Company Conversion Amount (whether set forth in the applicable Company Installment Notice or by operation of this Section 8) shall be converted in accordance with Section 8(c) and the applicable Company Redemption Amount shall be redeemed in accordance with Section 8(d). No later than three (3) Trading Days after delivery of the applicable Company Installment Notice setting forth a Company Conversion Amount, the Company shall deliver to the Holder’s account with DTC such number of shares of Common Stock (the “Pre-Installment Conversion Shares”) equal to the quotient of (x) such Company Conversion Amount divided by (y) the Pre-Installment Period Conversion Price, and as to which the Holder shall be the owner thereof as of such time of delivery or deemed delivery (as the case may be) of such Company Installment Notice. Except as expressly provided in this Section 8(b), the Company shall convert and/or redeem the applicable Installment Amount of this Note pursuant to this Section 8 and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of the applicable Installment Amount being converted and/or redeemed hereunder. The applicable Company Conversion Amount (whether set forth in the applicable Company Installment Notice or by operation of this Section 8) shall be converted in accordance with Section 8(c) and the applicable Company Redemption Amount shall be redeemed in accordance with Section 8(d).

(c) Mechanics of Company Conversion. Subject to Section 3(d), if the Company delivers a Company Installment Notice and elects, or is deemed to have delivered a Company Installment Notice and deemed to have elected, in whole or in part, a Company Conversion in accordance with Section 8(b), then the remainder of this Section 8(c) shall apply. The applicable Company Conversion Amount, if any, which remains outstanding as of the applicable Installment Date shall be converted as of the applicable Installment Date by converting on such Installment Date such Company Conversion Amount at the Company Conversion Price and the Company shall (subject to the reduction contemplated by the immediately following sentence and, if applicable, the last sentence of this Section 8(c)), on the applicable Installment Date (1) provided that the Transfer Agent is participating in DTC’s Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled; provided that there is no Equity Conditions Failure as of such Installment Date and a Company Conversion is not otherwise prohibited under any other provision of this Note. The number of shares of Common Stock to be delivered upon such Company Conversion shall be reduced by the number of any Pre-Installment Conversion Shares delivered in connection with such Installment Date. Notwithstanding anything herein to the contrary, with respect to any Installment Date other than the Maturity Date, if the number of Pre-Installment Conversion Shares delivered in connection with such Installment Date exceeds the Installment Conversion Shares required to be delivered in connection with such Installment Date, the Company’s obligation to deliver Pre-Installment Conversion Shares in connection with the immediately subsequent Installment Date, if any, shall be reduced by such excess number of shares of Common Stock (which, for purposes of this Section 8, shall be deemed to have been timely and properly delivered as Pre-Installment Conversion Shares for such immediately subsequent Installment Date). Notwithstanding anything herein to the contrary, if the number of Pre-Installment Conversion Shares delivered in connection with the Maturity Date exceeds the Installment Conversion Shares required to be delivered on the Maturity Date, the Holder shall return the excess number of shares of Common Stock delivered in connection with the Maturity Date. If an Event of Default occurs during any period from the delivery of the Company Installment Notice to the Installment Date, then either (i) the Holder shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date or (ii) the Conversion Amount used to calculate the Event of Default Redemption Price shall be reduced by the product of (x) the Company Conversion Amount applicable to such Installment Date multiplied by (y) the Conversion Share Ratio (as defined below). If there is an Equity Conditions Failure as of such Installment Date or a Company Conversion is not otherwise permitted under any other provision of this Note, then (i) the Holder may, by written notice to the Company, require the Company to redeem in cash all or any part of the Company Conversion Amount as designated by the Holder (the “Designated Redemption Amount”) and the Company shall pay to the Holder within three (3) Trading Days of such Installment Date, by wire transfer of immediately available funds, an amount in cash equal to 125% of such Designated Redemption Amount, and/or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such designated part of the Company Conversion Amount; provided, however, the Conversion Price for such designated part of such unconverted Company Conversion Amount shall thereafter be adjusted to equal the lesser of (A) the Company Conversion Price as in effect on the date on which the Holder voided the Company Conversion and (B) the Company Conversion Price that will be in effect on the date on which the Holder delivers a Conversion Notice relating thereto as if such date was an Installment Date. In addition, if any of the Equity

Conditions are not satisfied (or waived in writing by the Holder) on such Installment Date or a Company Conversion is not otherwise permitted under any other provision of this Note, then, at the Holder’s option, either (I) the Holder shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date or (II) the applicable Designated Redemption Amount shall be reduced by the product of (X) the Company Conversion Amount applicable to such Installment Date multiplied by (Y) the Conversion Share Ratio. If the Company fails to redeem any Designated Redemption Amount by the third (3rd) Trading Day following the applicable Installment Date by payment of such amount on the applicable Installment Date, then the Holder shall have the rights set forth in Section 11(a) as if the Company failed to pay the applicable Company Installment Redemption Price (as defined below) and all other rights under this Note (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(xiii)). Notwithstanding anything to the contrary in this Section 8(c), but subject to Section 3(d), until the Company delivers Common Stock representing the Company Conversion Amount to the Holder, the Company Conversion Amount may be converted by the Holder into Common Stock pursuant to Section 3. In the event that the Holder elects to convert the Company Conversion Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Conversion Amount so converted shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock in any Company Conversion hereunder. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in any name other than that of the Holder of this Note.

(d) Mechanics of Company Redemption. If the Company elects, or is required to elect, a Company Redemption, in whole or in part, in accordance with Section 8(b), then the Company Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date in an amount of cash, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds an amount, equal to the applicable Company Redemption Amount (the “Company Installment Redemption Price”). If the Company fails to redeem the applicable Company Redemption Amount on the applicable Installment Date by payment of the Company Installment Redemption Price on such date, then, at the option of the Holder designated in writing to the Company on or prior to such Installment Date (any such designation shall be a “Conversion Notice” for purposes of this Note), the Holder may require the Company to convert all or any part of the Company Redemption Amount at the Company Conversion Price (determined as of the date of such designation as if such date were an Installment Date). Conversions required by this Section 8(d) shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 8(d), but subject to Section 3(d), until the Company Installment Redemption Price is paid in full, the Company Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event the Holder elects to convert all or any portion of the Company Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Redemption Amount so converted shall be deducted from the Installment Amounts relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice. Redemptions required by this Section 8(d) shall be made in accordance with the provisions of Section 11.

(e) Deferred Installment Amount. Notwithstanding any provision of this Section 8 to the contrary, the Holder may, at its option and in its sole discretion, deliver a written notice to the Company no later than the eleventh (11th) Trading Day prior to the applicable Installment Date (the “Installment Notification Deadline Date”) electing to have the payment of all or any portion of an Installment Amount payable on such Installment Date deferred (such amount deferred, the “Deferral Amount”) until any subsequent Installment Date selected by the Holder, in its sole discretion, in which case, the Deferral Amount shall be added to, and become part of, such subsequent Installment Amount and such Deferral Amount shall continue to accrue Interest hereunder. Any notice delivered by the Holder pursuant to this Section 8(d) shall set forth (i) the Deferral Amount and (ii) the date that such Deferral Amount shall now be payable.

(f) Additional Installment Amounts. Notwithstanding any provision of this Section 8 to the contrary, following the earlier of (x) the initial Effectiveness Deadline (as defined in the Registration Rights Agreement) and (y) the effective date of the Initial Registration Statement registering the resale of the Required Initial Registration Amount (as defined in the Registration Rights Agreement), no later than the applicable Installment Notification Deadline Date, the Holder may, at its option and in its sole discretion, increase the Installment Amount then in effect with respect to such Installment Date to an amount not to exceed (together with the Installment Amount set forth in the applicable Company Installment Notice) the outstanding principal amount of this Note then outstanding (such additional amount, the “Additional Installment Amount”) by delivery of written notice to the Company on or prior to the Installment Notification Deadline Date (each, an “Additional Installment Notice”, and such date, the “Additional Installment Notice Date”) setting forth (i) such Additional Installment Amount and (ii) specifying the extent one or more Installment Amount(s) related to such other Installment Date(s) shall be reduced as a result therefrom. In each Company Installment Notice, the Company shall elect to have any Additional Installment Amounts with respect to the applicable Installment Date converted into Common Stock pursuant to a Company Conversion hereunder (it being understood and agreed that the delivery of a valid Additional Installment Notice must include a representation that, after giving effect to the conversion of such Additional Installment Amount, the Holder will not have direct or indirect beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage as of the date of such Additional Installment Notice and, to the extent the Company delivers a notice to the Holder that any of the Equity Conditions have not been met, all such Equity Conditions shall be deemed to be automatically waived by such Holder solely with respect to the shares of Common Stock to be delivered in connection with such Additional Installment Notice unless the Holder delivers a subsequent written notice to the Company electing to revoke, cancel or terminate such Additional Installment Notice (in which case such Additional Installment Notice shall be null and void and in no further force and effect and, if applicable, the Holder shall promptly return such number of shares of Common Stock previously delivered to the Holder in connection with such Additional Installment Notice)) or shall elect to pay such Additional Installment Amounts for such Installment Date in a Company Redemption; provided, that the failure to deliver a Company Installment Notice with respect to an Installment Date shall be deemed to be an election by the Company to effect a Company Conversion with respect to any Additional Installment Amounts with respect to such Installment Date and will not result in a default hereunder. If the Company elects to pay Additional Installment Amounts in cash, the applicable Company Redemption Amount in effect for such Installment Date shall be deemed to have been automatically increased by an amount equal to such Additional Installment Amount for all purposes hereunder. If the Company elects or is deemed to have elected to cause the Additional Installment Amounts to be converted into Common Stock in a Company Conversion, from and after each Additional Installment Notice Date, the applicable Company Conversion Amount in effect for such Installment Date shall be deemed to have been automatically increased by an amount equal to such Additional Installment Amount for all purposes hereunder. Notwithstanding anything herein to the contrary, during the period commencing on an Installment Date (a “Current Installment Date”) and ending on the Trading Day immediately prior to the Installment Notice Due Date with respect to the next Installment Date, at the option of the Holder, at one or more times, the Holder may convert other Installment Amounts, in whole or in part, at the Company Conversion Price of such Current Installment Date in accordance with the conversion procedures set forth in Section 3 hereunder, mutatis mutandis. Notwithstanding the foregoing, with respect to any Installment Date, the Holder may not elect to increase any Installment Amount or effect any conversion of any other Installment Amount pursuant to this Section 8(f), in the aggregate, in excess of the sum of three (3) Installment Amounts pursuant to this Section 8(f) and in any twelve (12) month period, the total amount of all Additional Installment Amounts and other Installment Amounts converted pursuant to this Section 8(f) shall not exceed the sum of seven (7) Installment Amounts.

9. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, (ii) shall take all such actions as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note, and (iii) shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Notes then outstanding (without regard to any limitations on conversion).

10. RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the sum of (i) 120% of the maximum number of Conversion Shares issued and issuable pursuant to the Notes (determined without taking into account any limitations on the conversion of the Notes set forth therein and assuming that the Notes are convertible at the initial Conversion Price and all Additional Notes issuable pursuant to the Securities Purchase Agreement have been issued), (ii) the maximum number of Interest Shares (as defined in the Securities Purchase Agreement) issued and issuable pursuant to the terms of the Notes from the Initial Closing Date through the maturity date of the Additional Notes (determined without taking into account any limitations on the conversion of the Notes set forth therein and assuming that the Notes are convertible at the initial Conversion Price and all Additional Notes issuable pursuant to the Securities Purchase Agreement have been issued) and (iii) the maximum number of Warrant Shares issued and issuable pursuant to the Warrants, in each case, as of the Trading Day (as defined in the Warrants) immediately preceding the applicable date of determination (without taking into account any limitations on the exercise of the Warrants set forth therein). So long as any of the Notes are outstanding, the Company shall take all action reasonably necessary (including, without limitation increasing any such reserve, as necessary, prior to the consummation of any Subsequent Placement (as defined in the Securities Purchase Agreement) to reserve and keep available out of its authorized and unissued Common Stock, equal to the sum of (i) the maximum number of Conversion Shares issued and issuable pursuant to the Notes (determined without taking into account any limitations on the conversion of the Notes set forth therein and assuming that the Notes are convertible at the Conversion Price and, if prior to the Additional Closing Date, all Additional Notes issuable pursuant to the Securities Purchase Agreement have been issued), (ii) 120% of the maximum number of Interest Shares (as defined in the Securities Purchase Agreement) issued and issuable pursuant to the terms of the Notes from the Initial Closing Date through the maturity date of the Additional Notes (determined without taking into account any limitations on the conversion of the Notes set forth therein and assuming that the Notes are convertible at the Conversion Price and, if prior to the Additional Closing Date, all Additional Notes issuable pursuant to the Securities Purchase Agreement have been issued) and (iii) the maximum number of Warrant Shares issued and issuable pursuant to the Warrants, in each case, as of the Trading Day (as defined in the Warrants) immediately preceding the applicable date of determination (without taking into account any limitations on the exercise of the Warrants set forth therein) (collectively, the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Initial Closing Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If, notwithstanding Section 10(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company determines that it does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation under Section 10(a) (an “Authorized Share Failure”), then the Company shall use reasonable best efforts to take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to comply with Section 10(a). Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock. Nothing contained in Section 10(a) or this Section 10(b) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement

11. HOLDER’S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice (the “Event of Default Redemption Date”). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Company Installment Redemption Price to the Holder in cash on the applicable Installment Date. The Company shall deliver the applicable Sale Redemption Price to the Holder in cash on the applicable Sale Redemption Date. The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price minus (2) the Principal portion of the

Conversion Amount submitted for redemption and (z) the Conversion Price of this Note or such new Notes (as the case may be) shall be automatically adjusted with respect to each conversion effected thereafter by the Holder to the lowest of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) 85% of the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered and ending on and including the date on which the applicable Redemption Notice is voided.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

12. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Note.

13. COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms:

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries (other than Permitted Senior Indebtedness).

(b) Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness).

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Senior Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock.

(f) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries that, in the aggregate, do not have a fair market value in excess of $50,000,000 in any twelve (12) month period and (ii) sales of inventory and licensing in the ordinary course of business.

(g) Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of the Subsidiaries to mature or accelerate prior to the Maturity Date (other than Permitted Senior Indebtedness).

(h) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(i) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Event (as defined in the Securities Purchase Agreement).

(j) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

(k) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

14. Company Optional Redemption. If at any time after the first anniversary of the Issuance Date, (i) the Closing Sale Price of the Common Stock listed on the Principal Market exceeds $9.70 (as adjusted for stock splits, recapitalizations and similar events) for thirty (30) consecutive Trading Days (the “Company Optional Redemption Measuring Period”), and (ii) no Equity Conditions Failure then exists, the Company shall have the right to redeem all, or any portion, of the Conversion Amount then remaining under this Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (as defined below) (a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 14 shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to the sum of (x) 100% of such portion of the Principal of this Note then outstanding and subject to such Company Optional Redemption and (y) all accrued and unpaid Interest with respect to such portion of such Principal. The Company may exercise its right to require redemption under this Section 14 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company may deliver only one Company Optional Redemption Notice in any ninety (90) day period. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than twenty (20) calendar days nor more than thirty (30) Trading Days following the Company Optional Redemption Notice Date, (y) certify that there has been no Equity Conditions Failure, and (z) state the aggregate Conversion Amount of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 14 (and analogous provisions under the Other Notes) on the Company Optional Redemption Date. Notwithstanding anything herein to the contrary, (i) if an Equity Conditions Failure occurs at any time prior to the Company Optional Redemption Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the applicable Equity Conditions Failure, as applicable, the Company Optional

Redemption shall be cancelled and the applicable Company Optional Redemption Notice shall be null and void and (ii) at any time prior to the date the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holders into Common Shares pursuant to Section 3. All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date. Redemptions made pursuant to this Section 14 shall be made in accordance with Section 11.

15. SALE REDEMPTION. No earlier than fifteen (15) days prior to nor later than ten (10) days following the consummation of any Sale (or series of related Sales, as applicable), with respect to assets or other property with an aggregate fair market value in excess of $25,000,000, the Company shall deliver written notice thereof via facsimile and overnight courier (a “Sale Notice”) to the Holder, which shall include the calculations of the amount of Net Sale Proceeds for such Sale. At any time prior to the later of (i) ten (10) Business Days following the consummation of such Sale and (ii) ten (10) Business Days following receipt of the Sale Notice, the Holder may, at its sole option and in its sole discretion, require the Company to redeem (a “Sale Redemption”), with the Net Sale Proceeds of such Sale, all or part of the Conversion Amount of this Note (which amount shall not exceed the applicable Sale Redemption Eligibility Amount) (the “Sale Redemption Amount”) by delivering written notice thereof (the “Sale Redemption Notice”) to the Company. The Sale Redemption Notice shall state (i) the date the Company is required to pay to the Holder the Sale Redemption Price (as defined below) (the “Sale Redemption Date”), which date shall be no earlier than ten (10) Business Days following the date of delivery of such Sale Redemption Notice and (ii) the allocation of such Sale Redemption Amount between this Note and any Notes held by the Holder. Each portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company at a price equal to 125% of the applicable Sale Redemption Amount (the “Sale Redemption Price”). Redemptions required by this Section 15 shall be made in accordance with the provisions of Section 11. To the extent redemptions required by this Section 15 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

16. PARTICIPATION. In addition to any adjustments pursuant to Section 7, the Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock (other than shares of Common Stock to the extent the Company complies with Section 7(b) hereof in connection therewith) to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion set forth in Section 3(d)) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock (provided, however, to the extent that the Holder’s right to participate in any such dividend or distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such dividend or distribution to such extent such dividend or distribution (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) will cause the Holder to exceed the Maximum Percentage, and the forgone right to participate in such dividend or distribution such shall be held in abeyance for the benefit of the Holder until such time, if ever, that its participation would not result in the Holder exceeding the Maximum Percentage.

17. AMENDING THE TERMS OF THIS NOTE. Any amendment with the prior written consent of holders of majority of the aggregate principal amount of outstanding Notes shall be binding on the Holder of the Note except that without the prior written consent of the Holder, the Note shall not be amended to:

(a) reduce the Redemption Premium or any of the Redemption Prices payable with respect to the Note;

(b) increase the Conversion Price;

(c) change the Principal, Interest Rate or Maturity Date;

(d) change the Company’s obligation to redeem the Note in a manner adverse to the Holder;

(e) to change the Company’s installment obligations under Section 8 in a manner adverse to the Holder; or

(f) to impair the right of a Holder to convert the Note or reduce the amount of cash or the number of shares of Common Stock (or any other property) receivable upon conversion.

Without limiting the foregoing, any change or amendment to this Note may be made with the prior written consent of the Holder. No waiver of any provision of this Note shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

18. TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(h) of the Securities Purchase Agreement and applicable securities laws.

19. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on this Note, from the Issuance Date.

20. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents (as defined in the Securities Purchase Agreement) at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note; provided, however, that the Holder waives any consequential damages it may suffer from any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7).

21. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the Purchase Price (as defined in the Securities Purchase Agreement) paid for this Note was less than the original Principal amount hereof.

22. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents (as defined in the Securities Purchase Agreement) shall have the meanings ascribed to such terms on the Initial Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

23. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

24. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price, the Company Conversion Price, any Redemption Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) or the arithmetic calculation of the Conversion Rate or the applicable Redemption Price (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities). If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Conversion Price, the Company Conversion Price, any Redemption Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and reasonably acceptable to the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price (as the case may be) to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent manifest error.

25. NOTICES; PRE-NOTICES; CURRENCY; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record with respect to (A) any dividend or distribution upon the Common Stock, (B) any grants, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock generally or (C) any determination of rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided that in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder (and the Holder acknowledges that the Company making such notice and information publicly available in a filing with the SEC shall satisfy the Company’s obligations hereunder).

(b) Pre-Notice. In the event that the Company is required to provide the Holder notice or obtain the approval of the Holder under this Note, and the Company reasonably determines that such notice or obtaining such approval would require the Company to disclose to the Holder material, non-public information, the Company shall deliver to the Holder a written notice (the “Pre-Notice”) that shall not contain any information other than a statement that the Company proposes to provide material, non-public information to the Holder upon the Holder’s written request. Upon the written request of the Holder within three (3) Trading Days after the Company’s delivery to the Holder of such Pre-Notice, and only upon such a written request by the Holder, the Company shall promptly disclose the material, non-public information to the Holder. If the Holder elects not to receive the material, non-public information, or fails to respond to the Pre-Notice within three (3) Trading Days after the Company’s delivery to the Holder of such Pre-Notice, the Holder shall be deemed to have waived its right to such notice under this Note and, if applicable, shall be deemed to have provided the required approval by the Holder under this Note.

(c) Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(d) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers (as defined in the Securities Purchase Agreement), shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

26. CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

27. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

28. GOVERNING LAW. This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any laws other than the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

29. MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

30. TAX MATTERS.

The Holder of this Note, by accepting this Note, acknowledges and agrees as follows:

(a) The Company will treat this Note as equity for U.S. withholding tax purposes and reporting purposes. The Company agrees to provide Holders reasonable assistance in seeking a refund of any taxes withheld with respect to the Notes.

(b) On or prior to the date it acquires the Notes, the Holder will timely furnish the Company or its agents any United States federal income tax form or certification (such as IRS Form W-8BEN, Form W-8IMY, IRS Form W-9, or IRS Form W-8ECI or any successors to such IRS forms), or other information, form or certificate (including any information or certifications specified under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company or its agents may reasonably request and will update or replace such form or certification in accordance with its terms or its subsequent amendments.

(c) If the Company pays withholding taxes with respect to the Notes that it cannot immediately offset by reducing the amount of a related payment (such as withholding taxes imposed as a result of the application of Section 305(c) of the Code), the Holder shall, within 10 business days of written notice, reimburse the Company for the amounts specified in such notice.

(d) The Holder agrees to file all tax returns in a manner consistent with Section 1(c) of the Securities Purchase Agreement unless otherwise required to take a different position following a determination within the meaning of Section 1313 of the Code to the contrary.

31. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Additional Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement, which date is the date the Company initially issued Additional Notes (as defined in the Securities Purchase Agreement) pursuant to the terms of the Securities Purchase Agreement.

(b) “Additional Notes” shall have the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefor or replacement thereof.

(c) “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 7) of shares of Common Stock (other than rights of the type described in Section 6(a) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(d) “Approved Stock Plan” means any employee benefit or incentive plan which has been approved by the Board of Directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock, options to purchase Common Stock, stock appreciation rights, restricted shares of Common Stock, restricted stock units and other stock-based awards may be issued to any employee, officer, director, or consultant for services provided to the Company in their capacity as such.

(e) “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 260 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(f) “Bloomberg” means Bloomberg, L.P.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries or (iv) a merger in connection with a bona fide acquisition by the Company of any Person (x) in which the shareholders of the Company prior to such merger own at least 51% of the Voting Stock of the Company after such merger and (y) such merger does not contemplate a change in a majority of the identity of the Board of Directors of the Company.

(i) “Change of Control Redemption Premium” means 125%.

(j) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 24. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

(k) “Common Stock” means (i) the Company’s shares of common stock, $0.01 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(l) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion and exercise, as applicable, of the Notes and the Warrants.

(m) “Company Conversion Price” means, with respect to a particular date of determination, the lower of (i) the Conversion Price then in effect and (ii) the price which shall be computed as 85% of Market Price as of the Trading Day immediately prior to the applicable Installment Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, recapitalization or other similar transaction during any such measuring period.

(n) “Conversion Share Ratio” means as to any applicable Installment Date, the quotient of (i) the number of Pre-Installment Conversion Shares delivered in connection with such Installment Date divided by (ii) the number of Installment Conversion Shares applicable to such Installment Date.

(o) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(p) “Current Subsidiary” means any Person in which the Company on the Subscription Date, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Current Subsidiaries.”

(q) “Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market or the Principal Market.

(r) “Equity Conditions” means: (i) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination either (x) one or more Registration Statements filed pursuant to the Registration Rights Agreement shall be effective and the prospectus contained therein shall be available for the resale by the Holder of all of the Initial Registrable Securities (as defined in the Registration Rights Agreement) (which, solely for clarification purposes, includes all shares of Common Stock issuable upon conversion of this Note or otherwise pursuant to the terms of this Note and upon exercise of the Warrants) in accordance with the terms of the Registration Rights Agreement and there shall not have been during such period any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Initial Registrable Securities shall be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes, other issuance of securities with respect to the Notes and exercise of the Warrants) and no Current Information Failure (as defined in the Registration Rights Agreement) exists or is continuing; (ii) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all Registrable Securities) is listed or designated for quotation (as applicable) on an Eligible

Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring) or pending either (A) in writing by such Eligible Market or (B) by falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of this Note on a timely basis as set forth in Section 3 hereof and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof (other than a violation of Section 3(d)(i) solely in connection with a Company Optional Redemption or after giving effect to any Designated Specified Amount adjustment in accordance with Section 8(a)); (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any Registration Statement required to be filed pursuant to the Registration Rights Agreement to not be effective or the prospectus contained therein to not be available for the resale of all of the Initial Registrable Securities in accordance with the terms of the Registration Rights Agreement or (2) any Initial Registrable Securities to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes, other issuance of securities with respect to the Notes and exercise of the Warrants) and no Current Information Failure exists or is continuing; (viii) the Holder shall not be in (and no other Buyer shall be in) possession of any material, non-public information provided to any of them by the Company, any of its affiliates or any of their respective employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any material provision, covenant, representation or warranty of any Transaction Document (except to the extent such breach has been cured); (x) (A) with respect to Section 8 of this Note, on each day during the period commencing on the Trading Day immediately prior to the applicable Installment Notice Due Date and ending on, and including, the immediately subsequent Installment Date, or (B) with respect to Section 14 of this Note, on each day during the period commencing on the first Trading Day of the applicable Company Optional Redemption Measuring Period and ending on and including the applicable Company Optional Redemption Date, there shall not have occurred any Volume Failure or Price Failure with respect to any such day; and (xi) on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default.

(s) “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable Company Installment Notice Date through the later of the applicable Installment Date and the date on which the applicable shares of Common Stock are actually delivered to the Holder, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(t) “Excluded Securities” means any (i) shares of Common Stock, Options, stock appreciation rights, restricted shares of Common Stock, restricted stock units and other stock-based awards to directors, officers, employees or consultants of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below); (ii) Convertible Securities or Options and shares of Common Stock issued upon the conversion or exercise of such Convertible Securities or Options, in each case, issued pursuant to a Rights Plan (as defined in the Securities Purchase Agreement) approved by the Board of Directors of the Company, (iii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof; provided that the conversion price of any such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iv) the shares of Common Stock issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes, (v) the shares of Common Stock issuable upon exercise of the Warrants, (vi) the shares of Common Stock or Options issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions (excluding any shares of Common Stock issuable upon conversion or exercise of any Convertible Securities); (vii) the shares of Common Stock or Options issued in connection with strategic alliances, acquisitions, mergers, and strategic partnerships, provided, that (A) the primary purpose of such issuance is not to raise capital as determined in good faith by the Board of Directors of the Company, (B) the purchaser or acquirer of the securities in such issuance solely consists of either (x) the actual participants in such strategic alliance or strategic partnership, (y) the actual owners of such assets or securities acquired in such acquisition or merger or (z) the stockholders, partners or members of the foregoing Persons and (C) number or amount of securities issued to such Person by the Company shall not be disproportionate (as determined in good faith by the Board of Directors of the Company) to either (x) the fair market value of such Person’s actual contribution to such strategic alliance or strategic partnership or (y) the proportional ownership of such assets or securities to be acquired by the Company, as applicable; and (viii) shares of Common Stock or Options issued to vendors to settle bona fide trade liabilities.

(u) “Fundamental Transaction” means that (i) directly or indirectly, in one or more related transactions, (1) the Company or any of its Subsidiaries shall consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) the Company and its Subsidiaries shall, as determined on a consolidated basis, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of their properties or assets to any other Person, or (3) the Company or any of its Subsidiaries shall allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) the Company or any of its Subsidiaries shall consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) the Company shall reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(v) “GAAP” means United States generally accepted accounting principles, consistently applied.

(w) “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the original Principal amount of this Note on such Closing Date at which this Note was originally issued and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the Buyers pursuant to the Securities Purchase Agreement.

(x) “Initial Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement, which date is the date the Company initially issued Initial Notes (as defined in the Securities Purchase Agreement) pursuant to the terms of the Securities Purchase Agreement.

(y) “Initial Notes” shall have the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefor or replacement thereof.

(z) “Installment Amount” means (i) with respect to any Installment Date other than the Maturity Date, the lesser of (A) $925,925.93 and (B) the Principal amount then outstanding under this Note as of such Installment Date, and (ii) with respect to the Installment Date that is the Maturity Date, the Principal amount then outstanding under this Note as of such Installment Date, in each case, as any such Installment Amount may be reduced or increased pursuant to the terms of this Note, whether upon conversion, redemption or otherwise, together with, in each case of clauses (i) and (ii), the sum of any accrued and unpaid Interest as of such Installment Date under this Note. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of each unpaid Installment Amount hereunder.

(aa) “Installment Conversion Shares” means that number of shares of Common Stock that would be required to be delivered pursuant to Section 8 on an applicable Installment Date without taking into account the delivery of any Pre-Installment Conversion Shares.

(bb) “Installment Date” means (i) initially, the date that is four months after the Initial Closing Date, (ii) then, on each subsequent first (1st) Trading Day of each calendar month thereafter, but prior to the calendar month in which the Maturity Date occurs and (iii) the Maturity Date.

(cc) “Interest Rate” means seven percent (7%) per annum, as may be adjusted from time to time in accordance with Section 2.

(dd) “Market Price” means, for any given date, the lesser of (x) the VWAP of the Common Stock on the Trading Day immediately preceding such given date and (y) quotient of (I) the sum of the VWAP of the Common Stock for each of the Trading Days during the ten (10) consecutive Trading Day period ending and including the Trading Day immediately prior to such given date, divided by (II) ten (10) (such period, the “Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such Market Price Measuring Period.

(ee) “Maturity Date” means October 4, 2014; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.

(ff) “Net Sale Proceeds” means, with respect to any Sale, the absolute value of (i) $25,000,000 minus (ii) an amount equal to: (A) the sum of cash payments and cash equivalents received by the Company or any of its Subsidiaries, from such Sale (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (B) any reasonable direct out-of-pocket actual and estimated professional fees and other costs or expenses incurred in connection with such Sale.

(gg) “New Subsidiary” means, as of any date of determination, any Person in which the Company after the Subscription Date, directly or indirectly, (i) owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries.”

(hh) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(ii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(jj) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes; (ii) Permitted Senior Indebtedness, (iii) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of seven percent (7%) per annum (collectively, the “Subordinated Indebtedness”), (iv) Indebtedness described in Schedule 3(s) of the Securities Purchase Agreement as in effect as of the Subscription Date; provided, that the principal amount of such Indebtedness is not increased, the terms of such Indebtedness are not modified to impose more burdensome terms upon the Company or any of its Subsidiaries and the terms of such Indebtedness are not materially changed in any manner that adversely affects the Holder or any of the Buyers, (v) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement of the types of obligations regarding workers’ compensation claims, (vi) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, (vii) intercompany Indebtedness, (viii) hedging obligations (excluding hedging obligations entered into for speculative purposes) for the purposes of limiting (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Note, (b) exchange rate risk with respect to any currency exchange or (c) commodity pricing risk with respect to any commodity, (ix) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided in the ordinary course of business, (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, (xi) Indebtedness supported by a letter of credit excess of the amount of the Indebtedness, (xii) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business, (xiii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business (xiv) Indebtedness incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis, (xv) capital leases entered into in the ordinary course of business and (xvi) any item described in clauses (A) through (H) of the definition of Indebtedness that was not Indebtedness on the date of the Securities Purchase Agreement that becomes Indebtedness after the date of the Securities Purchase Agreement as a result of a change in GAAP.

(kk) “Permitted Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company and/or its Subsidiaries under or in connection with any credit facility to be entered into by the Company and/or its Subsidiaries with one or more financial institutions (and on terms and conditions), in form and substance reasonably satisfactory to the Required Holders (subject, for the avoidance of doubt, to Section 25(b)); provided, however, that the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $10,000,000.

(ll) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to indebtedness in an aggregate amount not to exceed $10,000,000, (v) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary, provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary, (vi) Liens on property or other assets at the time the Company or a Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary, provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, (vii) Liens existing on the Subscription Date, (viii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv), (v), (vi) or (vii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (ix) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (xi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(x), (xii) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, (xiii) good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company is a party, (xiv) deposits to secure public or statutory obligations of the Company or deposits of cash or U.S. Government bonds to secure surety or appeal bonds to which the Company is a party, in each case incurred in the ordinary course of business. (xv) letters of credit issued pursuant to the request of and for the account of the Company in the ordinary course of its business, (xvi) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of business of the Company or the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties and materially impair their use in the operation of the business of the Company; (xvii) liens on specific items of inventory or other goods and proceeds of the Company securing the Company’s obligations in respect of bankers’ acceptances issued or created for the account of the Company to facilitate the purchase, shipment or storage of such inventory or other goods, (xviii) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Company in the ordinary course of business, (xix) Liens on inventory or equipment of the Company granted in the ordinary course of business to the Company’s client at which such inventory or equipment is located, (xx) deposits in the ordinary course of business to secure liability to insurance carriers, (xxi) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision, on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (xxii) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or (c) relating to purchase orders and other agreements entered into with customers of the Company in its ordinary course of business, (xxiii) Liens encumbering reasonably customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (xxiv) Liens securing hedging obligations of the Company, provided that to the extent any such hedging obligation is related to Indebtedness, such related Indebtedness is, and is permitted to be under this Note, secured by a Lien on the same property securing such hedging obligations, (xxv) Liens securing the Company’s obligations under the Notes; and (xxvi) any Lien securing Permitted Senior Indebtedness.

(mm) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(nn) “Pre-Installment Period Conversion Price” means, with respect to a particular date of determination, the lower of (i) the Conversion Price then in effect and (ii) 85% of the Market Price as of the Trading Day immediately preceding the delivery or deemed delivery of the applicable Company Installment Notice. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period.

(oo) “Price Failure” means, with respect to a particular date of determination, that the quotient of (I) the sum of the VWAP of the Common Stock for each Trading Day in the thirty (30) consecutive Trading Day period ending and including the Trading Day immediately preceding such date of determination, divided by (II) thirty (30) is less than $2.50 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions).

(pp) “Principal Market” means the Nasdaq Global Select Market.

(qq) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Company Installment Notices with respect to any Company Redemption, the Company Optional Redemption Notice, the Sale Redemption Notice and the Change of Control Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(rr) “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a) (other than Sections 4(a)(vi) through 4(a)(viii)), 125% or (ii) in the case of the Events of Default described in Sections 4(a)(vi) through 4(a)(viii), 100%.

(ss) “Redemption Prices” means, collectively, Event of Default Redemption Prices, the Change of Control Redemption Prices, the Company Optional Redemption Price, the Sale Redemption Price and the Company Installment Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(tt) “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Initial Closing Date, by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes and exercise of the Warrants, as may be amended from time to time.

(uu) “Sale” means any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in an arm’s length transaction or a series of such transactions, of all or any part of the Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the sale or issuance of capital stock of any of the Company’s Subsidiaries, other than inventory or other assets sold, licensed or leased in the ordinary course of business of the Company or any of its Subsidiaries or the sale or disposition of obsolete, worn out or surplus property.

(vv) “Sale Redemption Eligibility Amount” means, with respect to any Sale, the product of (i) the Holder Pro Rata Amount and (ii) 50% of the Net Sale Proceeds for such Sale.

(ww) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(xx) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and Warrants, as may be amended from time to time.

(yy) “Subscription Date” means April 4, 2012

(zz) “Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act; provided that, in the case of a Subsidiary of the Company that meets the criteria of clause (3) but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $5,000,000 million.

(aaa) “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(bbb) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ccc) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City time).

(ddd) “Volume Failure” means, with respect to a particular date of determination, that the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Eligible Market on which the Common Stock is listed or designated for quotation on any of the twenty-five (25) Trading Days with the highest such aggregate daily trading volume during the thirty (30) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination is less than $1,500,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions).

(eee) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(fff) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest Closing Sale Price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 24. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(ggg) “Warrants” shall have the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

32. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the

Company or any of its Subsidiaries, the Company shall within two (2) Business Days after any such receipt or delivery publicly disclose such material, non-public information on a press release, Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 32 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(i) of the Securities Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Senior Vice President, Chief
Financial Officer and Treasurer

SCHEDULE 4(a)(x)

Controversy with Sinovel Wind Group Co., Ltd.

Controversy with S & C Electric Company

Controversy with Ghodawat Energy Pvt Ltd.

Controversy with John J. Kenney, Jr.

Controversies with respect to securities litigation disclosed in the SEC Documents (as defined in the Securities Purchase Agreement)

Controversies arising out of or related to any adverse purchase commitment described below:

Adverse purchase commitments in excess of the Company’s estimated future demand from certain of its customers in China.

SCHEDULE 4(a)(xi)

Controversy with Sinovel Wind Group Co., Ltd.

Controversy with S & C Electric Company

Controversy with Ghodawat Energy Pvt Ltd.

Controversy with John J. Kenney, Jr.

Controversies with respect to securities litigation disclosed in the SEC Documents (as defined in the Securities Purchase Agreement)

Controversies arising out of or related to any adverse purchase commitment described below:

Adverse purchase commitments in excess of the Company’s estimated future demand from certain of its customers in China.

EXHIBIT I

AMERICAN SUPERCONDUCTOR CORPORATION

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by American Superconductor Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

By delivering this Conversion Notice, the Holder hereby represents that, after giving effect to the conversion provided for in this Conversion Notice, the Holder will not have direct or indirect beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined in the Note) as of the date of this Conversion Notice.

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Holder:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

Installment Amount(s) to be reduced (and corresponding Installment Date(s)) and amount of reduction:

Exhibit II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs                      to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated             , 20         from the Company and acknowledged and agreed to by                     .

AMERICAN SUPERCONDUCTOR CORPORATION

By:
Name:
Title:

Exhibit 4.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH THE FOREGOING, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS (UNLESS SUCH SECURITIES ARE ELIGIBLE TO BE SOLD WITHOUT RESTRICTION OR HAVE BEEN SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT), CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. “TRANSFER” MEANS ANY SALE, ASSIGNMENT OR OTHER TRANSFER. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

AMERICAN SUPERCONDUCTOR CORPORATION

SERIES A WARRANT TO PURCHASE COMMON STOCK

Warrant No.: A-1

Date of Issuance: April 4, 2012 (“Issuance Date”)

American Superconductor Corporation, a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Capital Ventures International, the initial registered holder hereof and/or its permitted assigns who become subsequent registered holders hereof (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date that is six months after the Issuance Date (the “Initial Exercisability Date”), but not after 5:00 p.m., New York City time, on the Expiration Date (as defined below), 3,094,060 (subject to adjustment as provided herein) fully paid and non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 17. This Warrant is one of the Warrants to Purchase Common Stock (the “SPA Warrants”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of April 4, 2012, by and among the Company and the investors (the “Buyers”) referred to therein (the “Securities Purchase Agreement”).

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day on or after the Initial Exercisability Date, in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price (as defined in Section 1(b)) in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/ Withdrawal at Custodian system, or (Y) otherwise issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall not issue any fractional shares of Common Stock upon the exercise of this Warrant. If any

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fractional share of Common Stock would be issuable upon any exercise of the this Warrant, the Company shall round such fractional share of Common Stock to the nearest whole share. The Company shall pay any and all taxes and fees which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in any name other than that of the Holder of this Warrant. Notwithstanding the foregoing, except in the case where an exercise of this Warrant is validly made pursuant to a Cashless Exercise (as defined in Section 1(d)), the Company’s failure to deliver Warrant Shares to the Holder on or prior to the second (2nd) Trading Day after the Company’s receipt of the Aggregate Exercise Price shall not be deemed to be a breach of this Warrant.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $5.45, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail, for any reason or for no reason, to issue to the Holder within the later of (i) three (3) Trading Days after receipt of the applicable Exercise Notice and (ii) two (2) Trading Days after the Company’s receipt of the Aggregate Exercise Price (or valid notice of a Cashless Exercise) (such later date, the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be) (a “Delivery Failure”) and if on or after such Share Delivery Deadline the Holder (or any other Person in respect, or on behalf, of the Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this clause (ii).

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(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), if at the time of exercise hereof a Registration Statement (as defined in the Registration Rights Agreement (as defined in the Securities Purchase Agreement)) is not effective (or the prospectus contained therein is not available for use) for use on a continuous basis for the resale by the Holder of all of the Warrant Shares at market prices from time to time, then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

                         D

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B=the quotient of (x) the sum of the VWAP of the Common Stock of each of the five (5) Trading Days ending at the close of business on the Principal Market immediately prior to the time of exercise as set forth in the applicable Exercise Notice, divided by (y) five (5).

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D= the VWAP of the Common Stock at the close of business on the Principal Market on the date of the delivery of the applicable Exercise Notice.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(f) Limitations on Exercises. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations

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and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act (as defined in the Securities Purchase Agreement) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Securities Purchase Agreement. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of SPA Warrants.

(g) Insufficient Authorized Shares. So long as any of the SPA Warrants are outstanding, the Company shall maintain duly and validly reserved for issuance, authorized and unissued shares of Common Stock issuable upon exercise of the SPA Warrants (including, without limitation, increasing such reserve, as necessary, prior to the consummation of any Subsequent Placement (as defined in the Securities Purchase Agreement). If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the SPA Warrants remain outstanding the Company does not have sufficient authorized and unreserved shares of Common Stock (an “Authorized Share Failure”) to satisfy its obligation to reserve for issuance upon exercise of the SPA Warrants, then the Company shall use reasonable best efforts to take all action necessary to increase the Company’s authorized shares of Common Stock sufficient to satisfy this Section 1(g). Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock.

(h) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of the SPA Warrants and the aggregate number of Warrant Shares of such SPA Warrants held by such holders (the “Registered Warrants”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the Holder of this Warrant shall treat the Person recorded in the Register as the owner of this Warrant for all purposes notwithstanding notice to the contrary. A Registered Warrant may be assigned, transferred or sold in whole or in

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part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Warrant by the holder thereof, together with any required documentation under the Transaction Documents (as defined in the Securities Purchase Agreement) including any legal opinions, the Company shall record the information contained therein in the Register and issue one or more new Registered Warrants in the same notional amount as the notional amount of the surrendered Registered Warrant to the designated assignee or transferee pursuant to Section 7, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Warrant within two (2) Business Days of its receipt of (I) such a request and (II) the required documentation under the Transaction Documents including any legal opinions with respect to such transfer, then the Register shall be automatically updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 1(h), following the exercise of any portion of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless (A) the full number of Warrant Shares represented by this Warrant is being exercised (in which event this Warrant shall be delivered to the Company following exercise thereof as contemplated by Section 1(a)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in an Exercise Notice) requesting reissuance of this Warrant upon physical surrender of this Warrant. The Holder and the Company shall maintain records showing the Warrant Shares delivered and the dates of such exercise and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Warrant upon exercise.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a) Stock Dividends and Splits. Without limiting any provision of Section 2(b) or Section 4, if the Company, at any time on or after the date of the Securities Purchase Agreement, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

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(b) Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the date of the Securities Purchase Agreement, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for consideration per share (the “New Issuance Price”) less than the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”, and the foregoing a “Dilutive Issuance”) (such number being appropriately adjusted to reflect the occurrence of any event described in Section 2(a)), then, immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product of (A) the Applicable Price and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price, the consideration per share and the New Issuance Price under this Section 2(b)), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

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(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(b), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options referred to in Section 2(b)(i), the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities referred to in Section 2(b)(i) or 2(b)(ii), or the rate at which any Convertible Securities referred to in Section 2(b)(i) or 2(b)(ii) are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv) Calculation of Consideration Received. If any Option or Convertible Security or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) or

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Adjustment Right (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received or receivable by the Company minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable) or Adjustment Right (as applicable). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 2, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

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(d) Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities. In addition to and not in limitation of the other provisions of this Section 2, if the Company in any manner issues or sells any Options or Convertible Securities after the Subscription Date that are convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the Common Shares, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of issuance of such Convertible Securities or Options. From and after the date the Company issues any such Convertible Securities or Options with a Variable Price, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect. The Holder’s election to rely on a Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercises of this Warrant.

(e) Stock Combination Event Adjustment. If at any time and from time to time on or after the Issuance Date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”) and the product of (i) the quotient determined by dividing (A) the Exercise Price in effect immediately prior to the Stock Combination Event by (B) the arithmetic average of the VWAPs during the fifteen (15) Trading Days immediately prior to the Stock Combination Event; and (ii) the arithmetic average of the VWAPs during the fifteen (15) Trading Days immediately following the date of such Stock Combination Event (each, an “Event Market Price”) is less than the Exercise Price then in effect (after giving effect to the adjustment in clause (b) above), then on the sixteenth (16th) Trading Day immediately following such Stock Combination Event, the Exercise Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustment in clause (b) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Exercise Price hereunder, no adjustment shall be made.

(f) Other Events. In the event that the Company (or any Subsidiary (as defined in the Securities Purchase Agreement)) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2(f) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s Board of Directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

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(g) Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(h) Exercise Floor Price. Notwithstanding the foregoing, no adjustment pursuant to clauses (b), (d) or (e) of this Section 2 shall cause the Exercise Price to be less than $4.01 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Securities Purchase Agreement) (the “Exercise Floor Price”); provided, that nothing contained in this Section 2(h) shall apply after the Company has obtained the written approval of its stockholders providing for the Company’s issuance of all of the Securities (as defined in the Securities Purchase Agreement) in accordance with applicable law and the rules and regulations of the Principal Market prior to such date.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction (other than a stock dividend or other distribution of shares of Common Stock to the extent the Company complies with Section 2(a) hereof in connection therewith) (a “Distribution”), at any time after the Issuance Date, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant by Cashless Exercise (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire,

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upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (or, if prior to the consummation of such Fundamental Transaction, such applicable agreement requires the assumption of) all of the obligations of the Company under this Warrant and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction) and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable

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Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(f) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant).

(c) Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 4(a) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction (including, without limitation, a Fundamental Transaction that is publicly disclosed, consummated or of which the Holder first becomes aware (as the case may be) prior to the Initial Exercisability Date) through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall promptly purchase this Warrant from the Holder (but in no event prior to the later of (A) the third (3rd) Trading Day after the date of such request and (B) the date of the consummation of such Fundamental Transaction) by paying to the Holder cash in an amount equal to the Black Scholes Value.

(d) Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all

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the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the SPA Warrants, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information (that are not filed with or furnished to the SEC) given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

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(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the SEC (as defined in the Securities Purchase Agreement) pursuant to a Current Report on Form 8-K. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant (other than Section 1(f)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

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10. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any laws other than the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant. Terms used in this Warrant but defined in the other Transaction Documents (as defined in the Securities Purchase Agreement) shall have the meanings ascribed to such terms on the Initial Closing Date (as defined in the Securities Purchase Agreement) in such other Transaction Documents unless otherwise consented to in writing by the Holder.

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13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the Closing Sale Price or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities). If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of the Exercise Price, the Closing Sale Price or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price, the Closing Sale Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and reasonably acceptable to the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent manifest error.

14. REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant; provided, however, that the Holder waives any consequential damages it may suffer from any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

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15. TRANSFER. Subject to Section 1(h), this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by Section 2(h) of the Securities Purchase Agreement.

16. TAX MATTERS.

The Holder of this Warrant, by accepting this Warrant, acknowledges and agrees as follows:

(a) On or prior to the date it acquires this Warrant, the Holder will timely furnish the Company or its agents any United States federal income tax form or certification (such as IRS Form W-8BEN, Form W-8IMY, IRS Form W-9, or IRS Form W-8ECI or any successors to such IRS forms), or other information, form or certificate (including any information or certifications specified under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company or its agents may reasonably request and will update or replace such form or certification in accordance with its terms or its subsequent amendments.

(b) If the Company pays withholding taxes on behalf of the Holder with respect to this Warrant that it cannot immediately offset by reducing the amount of a related payment (such as withholding taxes imposed as a result of the application of Section 305(c) of the Code), the Holder will, within 10 business days of written notice. reimburse the Company for the amounts specified in such notice.

(c) The Holder will file all tax returns in a manner consistent with Section 1(c) of the Securities Purchase Agreement unless otherwise required to take a different position following a determination within the meaning of Section 1313 of the Code to the contrary.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Additional Notes” shall have the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefor or replacement thereof.

(b) “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 2) of shares of Common Stock (other than rights of the type described in Sections 3 and 4 hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(c) “Approved Stock Plan” means any employee benefit or incentive plan which has been approved by the Board of Directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock, options to purchase Common Stock, stock appreciation rights, restricted shares of Common Stock, restricted stock units and other stock-based awards may be issued to any employee, officer, director or consultant for services provided to the Company in their capacity as such.

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(d) “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 260 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(e) “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 4(c), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction and ending on the Trading Day of the Holder’s request pursuant to Section 4(c) and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 4(c), (iii) a zero cost of borrow, (iv) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of this Warrant as of the date of the Holder’s request pursuant to Section 4(c) and (2) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date of the Holder’s request pursuant to Section 4(c) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, and (v) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 260 day annualization factor) as of the Trading Day immediately following the public disclosure of the applicable Fundamental Transaction (or, solely to the extent such Fundamental Transaction is not disclosed to the public, the date of the consummation of the such Fundamental Transaction).

(f) “Bloomberg” means Bloomberg, L.P.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

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(h) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(i) “Common Stock” means (i) the Company’s shares of common stock, $0.01 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(i) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(b)(i) and 2(b)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion and exercise, as applicable, of the Notes and the Warrants.

(j) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(k) “Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Global Market, the Nasdaq Capital Market or the Principal Market.

(l) “Excluded Securities” means any (i) shares of Common Stock, Options, stock appreciation rights, restricted shares of Common Stock, restricted stock units and other stock-based awards to directors, officers, employees or consultants of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below); (ii) Convertible Securities or Options and shares of Common Stock issued upon the conversion or exercise of such Convertible Securities or Options, in each case, issued pursuant to a Rights Plan (as defined in the Securities Purchase Agreement) approved by the Board of Directors of the Company, (iii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof; provided that the conversion price of any such Convertible Securities (other than options to purchase Common Stock issued pursuant

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to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iv) the shares of Common Stock issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes, (v) the shares of Common Stock issuable upon exercise of the SPA Warrants, (vi) the shares of Common Stock or Options issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions (excluding any shares of Common Stock issuable upon conversion or exercise of any Convertible Securities); (vii) the shares of Common Stock or Options issued in connection with strategic alliances, acquisitions, mergers, and strategic partnerships, provided, that (A) the primary purpose of such issuance is not to raise capital as determined in good faith by the Board of Directors of the Company, (B) the purchaser or acquirer of the securities in such issuance solely consists of either (x) the actual participants in such strategic alliance or strategic partnership, (y) the actual owners of such assets or securities acquired in such acquisition or merger or (z) the stockholders, partners or members of the foregoing Persons and (C) number or amount of securities issued to such Person by the Company shall not be disproportionate (as determined in good faith by the Board of Directors of the Company) to either (x) the fair market value of such Person’s actual contribution to such strategic alliance or strategic partnership or (y) the proportional ownership of such assets or securities to be acquired by the Company, as applicable; and (viii) shares of Common Stock or Options issued to vendors to settle bona fide trade liabilities.

(m) “Expiration Date” means the date that is the fifth (5th) anniversary of the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(n) “Fundamental Transaction” means that (i) directly or indirectly, in one or more related transactions, (1) the Company or any of its Subsidiaries shall consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) the Company and its Subsidiaries shall, as determined on a consolidated basis, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of their properties or assets to any other Person, or (3) the Company or any of its Subsidiaries shall allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) the Company or any of its Subsidiaries shall consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) the Company shall reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or

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“group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(o) “Initial Notes” shall have the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefor or replacement thereof.

(p) “Notes” means, collectively, the Initial Notes and the Additional Notes.

(q) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(r) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(s) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(t) “Principal Market” means the Nasdaq Global Select Market.

(u) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(v) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City time).

(w) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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(x) “VWAP” means, for any security as of any date, the dollar volume weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

AMERICAN SUPERCONDUCTOR CORPORATION

The undersigned holder hereby exercises the right to purchase                          of the shares of Common Stock (“Warrant Shares”) of American Superconductor Corporation, a Delaware corporation (the “Company”), evidenced by the Warrant to Purchase Common Stock No.              (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to Warrant Shares; and/or

a “Cashless Exercise” with respect to Warrant Shares.

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $             to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the Holder, or its designee or agent as specified below,                      Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to the Holder, or for its benefit, to the following address:

4. Compliance with Maximum Percentage. By delivering this Exercise Notice, the Holder hereby represents that, after giving effect to the exercise provided for in this Exercise Notice, the Holder will not have direct or indirect beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined in the Warrant) as of the date of this Exercise Notice.

Name of Registered Holder

By:
Name:
Title:

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs                      to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated             , 20    , from the Company and acknowledged and agreed to by                         .

AMERICAN SUPERCONDUCTOR CORPORATION

By:
Name:
Title:

Exhibit 10.5

AMERICAN SUPERCONDUCTOR CORPORATION

Executive Severance Agreement

THIS EXECUTIVE SEVERANCE AGREEMENT by and between American Superconductor Corporation, a Delaware corporation (the “Company”), and James F. Maguire (the “Executive”) is made as of January 30, 2012 (the “Effective Date”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive and to minimize the distraction from the possibility of an unwarranted termination of employment.

WHEREAS, the Company and the Executive acknowledge and agree that the benefits described in this Agreement are not intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the specific circumstances described below.

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i)

who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions (a “Business Combination”), other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.

1.3 “Cause” means:

(a) the Executive’s failure to perform his reasonable assigned duties to the standards reasonably required by the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written notice is received by the Executive from the Company describing in reasonable detail the manner in which the Board of Directors believes the Executive has not performed the Executive’s duties to the standards reasonably required by the Company; or

(b) the Executive’s willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company. For purposes of this Section 1.3(b), no act or failure to act by the Executive shall be considered “willful” unless it is done intentionally and without reasonable belief that the Executive’s action was in the best interests of the Company.

1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events or circumstances:

(a) a material diminution in the Executive’s base compensation; or

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(b) a material diminution in the Executive’s authority, duties, or responsibilities; or

(c) a material change in the geographic location at which the Executive must perform his duties; or

(d) any other action or inaction of the Company which constitutes a material breach by the Company of this Agreement.

Any termination by the Executive for Good Reason shall be communicated by means of a written notice delivered by the Executive to the Company within 90 days of the initial existence of the occurrence or condition on which the Executive bases his claim for Good Reason. If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition (the “Cure Period”). Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected within the Cure Period and the Executive has been reasonably compensated for any losses or damages resulting therefrom. If the condition is not corrected, the Executive must leave employment within one (1) year after the Company fails to cure the condition giving rise to the Executive’s claim for Good Reason during the Cure Period.

1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.6 “Severance Period” shall mean the period of 6 months immediately following the Date of Termination (as defined in Section 3.2(a) below).

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if neither a termination of employment covered by Section 4.1(a) below nor a Change in Control occurred during the Term, or (b) the fulfillment by the Company of all of its obligations under Section 4 following a termination of the Executive’s employment with the Company. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through March 31, 2012; provided, however, that commencing on April 1, 2012 and each April 1 thereafter (each hereinafter referred to as a “Renewal Date”), the Term shall be automatically extended for one additional year so as to terminate one year from such Renewal Date, unless at least 90 days prior to such Renewal Date, the Company shall have given the Executive written notice that the Term will not be extended.

3. Employment Status; Termination Following Change in Control.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Company or the Executive from terminating his employment at any time, before or after a Change in Control.

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3.2 Termination of Employment.

(a) Any termination of the Executive’s employment by the Company at any time during the Term or at any time after the Change in Control Date, or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 6.2. Any Notice of Termination shall: (i) indicate (in the case of a termination by the Company) whether such termination is for Cause and (in the case of a termination by the Executive within 12 months following the Change in Control Date) whether such termination is for Good Reason, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause or for Good Reason and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Cause.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.

4. Benefits to Executive.

4.1 Termination Prior to Change in Control Date.

(a) Termination Without Cause. If, prior to a Change in Control Date (including a situation in which a Change in Control Date never occurs), the Company terminates the Executive’s employment other than for Cause, Disability or death, then the Executive shall be entitled to the following benefits, the distribution of which shall be subject to the provisions of Sections 4.4 and 4.7:

(i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, the sum of the following amounts: (1) the Executive’s base salary through the Date of Termination, (2) any compensation previously deferred by the

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Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);

(ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and

(iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family those benefits which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such benefits can be provided to non-employees, or to the extent such health insurance benefits cannot be provided to non-employees, then the cash equivalent thereof, based on the cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however: (1) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family; and (2) to the extent that such payments are taxable to the Executive and/or extend beyond the COBRA continuation period, then such payments shall be made monthly in advance.

(b) Other Terminations. If, prior to the Change in Control Date, the Executive’s employment with the Company is terminated other than under the circumstances described in Section 4.1(a), then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) to the extent not previously paid or provided, timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its subsidiaries (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), the distribution of which shall be subject to the provisions of Section 4.7.

4.2 Termination Following Change in Control Date.

(a) Termination within 12 Months Following Change in Control Date. If the Company terminates the Executive’s employment other than for Cause, Disability or death within 12 months following the Change in Control Date, or if the Executive terminates his employment for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits, the distribution of which shall be subject to the provisions of Sections 4.4 and 4.7:

(i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, (A) the Accrued Obligations and (B) the product of (x) the annual target bonus payable to the Executive for the fiscal year in which the Date of Termination

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occurs and (y) a fraction, the numerator of which is the number of days in the then-current fiscal year through the Date of Termination, and the denominator of which is 365, less any portion of such bonus previously paid to the Executive;

(ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and

(iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family those benefits which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such benefits can be provided to non-employees, or to the extent such health benefits cannot be provided to non-employees, then the cash equivalent thereof, based on the cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however: (1) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family; and (2) to the extent that such payments are taxable to the Executive and/or extend beyond the COBRA continuation period, then such payments shall be made monthly in advance.

(b) Termination More Than 12 Months Following Change in Control Date. If the Company terminates the Executive’s employment other than for Cause, Disability or death more than 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits, the distribution of which shall be subject to the provisions of Sections 4.4 and 4.7:

(i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, the Accrued Obligations;

(ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and

(iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family those benefits which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such health benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof, based on the cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however: (1) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such

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employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family; and (2) to the extent that such payments are taxable to the Executive and/or extend beyond the COBRA continuation period, then such payments shall be made monthly in advance.

(c) Other Terminations. If, following the Change in Control Date, the Executive’s employment with the Company is terminated other than under the circumstances described in Section 4.2(a) or Section 4.2(b), then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) to the extent not previously paid or provided, timely pay or provide to the Executive the Other Benefits, the distribution of which shall be subject to the provisions of Section 4.7.

(d) Expenses. Subject to Section 4.7, the Company agrees to reimburse the Executive for all legal and other fees and expenses that the Executive reasonably incurs as a result of any claim or dispute regarding the benefits due to the Executive pursuant to this Section 4.2 if the Executive prevails in such claim or dispute.

4.3 Section 280G Provisions.

(a) Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Executive a portion of any Contingent Compensation Payments (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate Excess Parachute Payments (as defined below) for the Executive, except as set forth in Section 4.3(b). For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31, Q/A-32, Q/A-33 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”, which term shall include applicable Treasury Regulations), payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.” For purposes of this paragraph, if any federal, state or local income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal, state and local income tax rate provided by law.

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(c) For purposes of this Section 4.3 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iii) “Excess Parachute Payment” shall mean a payment described in Section 280G(b)(1) of the Code.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d).

(i) In the event that the Company undergoes a Change in Ownership or Control, and the Executive becomes entitled to receive Contingent Compensation Payments relating to such Change in Ownership or Control, the Company shall (A) determine at such time or times as may be necessary to comply with the requirements under Section 280G of the Code whether such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments and (B) in the event the Company determines that such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments, notify the Executive (within 30 days after each such determination and with reasonable detail regarding the basis for its determinations) of the following: (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4.3(b) Override is applicable.

(ii) Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (1) which Potential Payments should be characterized as Contingent Compensation Payments, (2) the Eliminated Amount, or (3) whether the Section 4.3(b) Override is applicable.

(iii) If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.3, then the Payments shall be reduced or eliminated, as determined by the Company, in the following order: (A) any cash payments, (B) any taxable benefits, (C) any nontaxable benefits, and (D) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments.

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(iv) If the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determinations shall be final, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following the due date for delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(v) If the Executive states in the Executive Response that he agrees with the Company’s determinations, the Company’s initial determinations shall be final, the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be as set forth in the Executive Response, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(vi) If the Executive states in the Executive Response that he disagrees with the Company’s determinations, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within 10 business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments (other than Eliminated Payments) shall be made within 10 business days following the resolution of such dispute.

(vii) Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Bank of America, compounded monthly from the date that such payments originally were due.

(viii) In the event the Company is required to perform a redetermination in accordance with Treas. Reg. 1.280G-1 Q/A-33(b) with respect to any Contingent Compensation Payments, this Section 4.3(d) shall apply with respect to such redetermination and the parties shall make such adjustments as may be necessary as a result of such redetermination including, if appropriate, the payment by the Company of Contingent Compensation Payments previously treated as Eliminated Payments if the Section 4.3(b) Override applies as a result of such redetermination.

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(e) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4 Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) is conditioned upon the Executive signing a release of claims in the form attached hereto as Exhibit A, or such other form as may be agreed to by the Company and the Executive (the “Employee Release”), within 21 days (the “Release Period”) following the Date of Termination and upon the Executive not revoking the Employee Release in a timely manner thereafter. Provided that the Employee Release has become binding, the payments to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall be payable or shall commence on the 30th day following the Date of Termination. Notwithstanding the foregoing, the provisions of benefits under Section 4.1(a)(iii), Section 4.2(a)(iii) or Section 4.2(b)(iii) shall continue during the Release Period and any applicable revocation period.

4.5 Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall constitute the entire obligation of the Company to the Executive as a result of the termination of his employment under the circumstances set forth in such Sections, and the Executive shall not be entitled to additional payments or benefits under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

4.6 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Section 4.1(a), Section 4.2(a) or Section 4.2(b) by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(iii), Section 4.2(a)(iii) or Section 4.2(b)(iii), the amount of any payment or benefits provided for in Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall not be reduced by any compensation earned or benefits received by the Executive as a result of employment by another employer.

4.7 Section 409A. Subject to this Section 4.7, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (as determined below), which occurs on or after the date of the Executive’s termination. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Sections 4.1 or 4.2, as applicable:

(a) It is intended that each installment of the payments and benefits provided under Sections 4.1 and 4.2 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b) If, as of the date of the “separation from service” of the Executive from the Company (within the meaning of Section 4.7(d) below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Sections 4.1 or 4.2, as applicable; and

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(c) If, as of the date of the separation from service of the Executive from the Company, the Executive is a specified employee, then:

(i) Each installment of the payments and benefits due under Sections 4.1 or 4.2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the payments and benefits due under Sections 4.1 or 4.2 that is not described in Section 4.7(c)(i), above, and that would, absent this subsection, be paid within the six-month period following the separation from service of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(d) The determination of whether and when a separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4.7(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

5. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the reasons for the denial and the provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6. Miscellaneous.

6.1 Successors. This Agreement shall be binding upon the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

6.2 Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 64 Jackson Road, Devens, Massachusetts 01434, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

6.3 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

6.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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6.5 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

6.6 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

6.8 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

6.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, the provisions of any stock option agreements between the Company and the Executive (including any terms thereof relating to acceleration of vesting) shall not be superseded by or modified by the terms of this Agreement.

6.10 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

6.11 Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Morgan, Lewis & Bockius LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Severance Agreement as of the day and year first set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION

Signature:	/s/ Daniel P. McGahn
Print name:	Daniel P. McGahn
Title:	President and Chief Executive Officer

EXECUTIVE

Signature:	/s/ James F. Maguire
Print name:	James F. Maguire

Address:

c/o American Superconductor Corporation
64 Jackson Road
Devens, MA 01434-4020

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Exhibit A

RELEASE

In consideration of the payment to me of the severance benefits pursuant to Section 4.1(a), 4.2(a) or 4.2(b) of my Executive Severance Agreement with American Superconductor Corporation (the “Company”) dated January 30, 2012 (the “Agreement”), I hereby agree as follows:

1. I, on behalf of myself and my representatives, agents, estate, heirs, successors and assigns, hereby irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, affiliates (within the meaning of the Securities Act of 1933), attorneys, agents and employees, and their respective predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all actions or causes of action, suits, claims, complaints, liabilities, contracts, torts, debts, damages, controversies, rights and demands, whether existing or contingent, known or unknown, arising up to and through the date of this Release out of my employment, or the termination of my employment, with the Company, including, but not limited to, all employment discrimination claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, § 1B, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options. Notwithstanding the foregoing, (a) nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding), (b) this Release does not extend to any rights I have that arise after the date hereof under the Agreement and (c) this Release does not extend to any rights I may have to indemnification as an officer or director of the Company under the provisions of the Company’s By-laws or applicable law.

2. I have been advised by the Company to consult with counsel before signing this Release, and have been given the opportunity to consult with my own counsel prior to signing this Release.

3. I have been given up to twenty-one (21) days from the receipt of this Release to consider whether to execute this Release.

4. I have been advised that even after I sign this Release, I may revoke it within seven (7) days of the date of my signing by delivering a signed revocation notice to the Secretary of the Company. Delivery by ordinary mail will effectively revoke my assent to this Release if it is postmarked no later than seven days after I sign this Release.

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5. This Release shall not become effective and in force until eight days after I sign, provided I have not timely revoked my acceptance.

6. I acknowledge and reaffirm my obligations under the American Superconductor Corporation Employee Nondisclosure and Developments Agreement.

7. No representation, promise or inducement has been offered or made to induce me to enter into this Release, and I am competent to execute this Release and accept full responsibility therefor.

Name:

Signature:

Date of execution:

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Exhibit 10.6

AMERICAN SUPERCONDUCTOR CORPORATION

First Amendment to Executive Severance Agreement

This First Amendment to Executive Severance Agreement (“Amendment”) by and between American Superconductor Corporation, a Delaware corporation (the “Company”), and James F. Maguire (the “Executive”) is made as of June 29, 2012.

WHEREAS, the Company and the Executive are parties to an Executive Severance Agreement, dated as of January 30, 2012 (the “Agreement”);

WHEREAS, the Company promoted the Executive to Executive Vice President, Projects, Engineering & Grid Segment and adjusted the Executive’s severance payment period from 6 months to 12 months in connection therewith;

WHEREAS, the parties desire to amend the Agreement to effectuate such adjustment to the Executive’s severance payment period; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1. Effective as of May 9, 2012, the definition of “Severance Period” set forth in Section 1.6 of the Agreement is hereby amended by deleting said section and by substituting therefor:

“‘Severance Period’ shall mean the period of 12 months immediately following the Date of Termination (as defined in Section 3.2(a) below).”

2. All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

3. The validity, interpretation, construction and performance of this Amendment shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

4. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Executive Severance Agreement as of the day and year first set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION

Signature:	/s/ Daniel P. McGahn
Print name:	Daniel P. McGahn
Title:	President and Chief Executive Officer

EXECUTIVE

Signature:	/s/ James F. Maguire
Print name:	James F. Maguire

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Exhibit 31.1

AMERICAN SUPERCONDUCTOR CORPORATION

CERTIFICATIONS

I, Daniel P. McGahn, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of American Superconductor Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 3, 2012	By:	/s/ DANIEL P. MCGAHN
Daniel P. McGahn
Chief Executive Officer

Exhibit 31.2

AMERICAN SUPERCONDUCTOR CORPORATION

CERTIFICATIONS

I, David A. Henry, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of American Superconductor Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 3, 2012	By:	/s/ DAVID A. HENRY
David A. Henry
Chief Financial Officer